UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under Rule 14a-12

Intercept Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 1, 2017

To Our Stockholders:

We are pleased to invite you to attend the 2017 Annual Meeting of Stockholders of Intercept Pharmaceuticals, Inc., which will be held on Tuesday, June 27, 2017, at 9:00 a.m. Eastern Time, at the New York office of WilmerHale LLP, located at 7 World Trade Center, 250 Greenwich Street, New York, NY 10007.

Details regarding the meeting, the business to be conducted at the meeting and information about Intercept that you should consider when you vote your shares are described in this proxy statement.

The board of directors recommends the approval of each of Proposals 1, 2 and 3 as set forth in the proxy statement.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the internet as well as by mail. After you have finished reading the proxy statement, we urge you to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Intercept. We look forward to seeing you at the annual meeting.

Sincerely,

Mark Pruzanski, M.D.
President and Chief Executive Officer

Intercept Pharmaceuticals, Inc.
10 Hudson Yards, Floor 37
New York, NY 10001

May 1, 2017

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TIME: 9:00 a.m. Eastern Time

DATE: Tuesday, June 27, 2017

PLACE: The New York office of WilmerHale LLP, 7 World Trade Center, 250 Greenwich Street, New York, NY 10007

PURPOSES:

1.	To elect nine directors, to serve one-year terms, expiring at the next annual meeting of stockholders in 2018;
2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;
3.	To ratify the appointment of KPMG LLP as Intercept’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and
4.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record holder of Intercept common stock at the close of business on April 28, 2017. A list of stockholders of record will be available at the annual meeting and, during the ten days prior to the annual meeting, at our principal executive offices located at 10 Hudson Yards, Floor 37, New York, NY 10001.

All stockholders of record on the record date are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy via the internet or by mail in order to ensure that your shares are represented and voted at the annual meeting. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Bryan Yoon
Corporate Secretary

i

Intercept Pharmaceuticals, Inc.
10 Hudson Yards, Floor 37
New York, NY 10001

PROXY STATEMENT FOR THE INTERCEPT PHARMACEUTICALS, INC.
2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 27, 2017

This proxy statement, along with the accompanying notice of 2017 annual meeting of stockholders, contains information about the 2017 annual meeting of stockholders of Intercept Pharmaceuticals, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 9:00 a.m., Eastern Time, on Tuesday, June 27, 2017, at the New York office of WilmerHale LLP, located at 7 World Trade Center, 250 Greenwich Street, New York, NY 10007.

In this proxy statement, we refer to Intercept Pharmaceuticals, Inc. as “Intercept,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our board of directors for use at the annual meeting.

On or about May 5, 2017, we began sending this proxy statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the annual meeting.

Although not part of this proxy statement, we are also sending, along with this proxy statement, our 2016 annual report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 27, 2017

This proxy statement and our 2016 annual report on Form 10-K are available for viewing, printing and downloading at http://www.interceptpharma.com/proxy.html. On this website, record holders can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our annual report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2016 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Financial Information” section of the “Investors” section of our website at www.interceptpharma.com. You may also obtain a printed copy of our annual report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Intercept Pharmaceuticals, Inc., 10 Hudson Yards, Floor 37, New York, NY 10001, Attn: Corporate Secretary. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The board of directors of Intercept is soliciting your proxy to vote at the 2017 annual meeting of stockholders to be held at the New York office of WilmerHale LLP, located at 7 World Trade Center, 250 Greenwich Street, New York, NY 10007, on Tuesday, June 27, 2017, at 9:00 a.m. Eastern Time and any adjournments of the meeting, which we refer to as the annual meeting. The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2016 because you owned shares of Intercept common stock on the record date. The Company intends to commence distribution of the proxy materials to stockholders on or about May 5, 2017.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 28, 2017 are entitled to vote at the annual meeting. On this record date, there were 25,009,178 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the internet. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the board’s recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below. If your shares are registered directly in your name through our stock transfer agent, VStock Transfer, LLC, or if you have stock certificates registered in your name, you may vote by any of the following methods:

•	By internet. Go to http://www.interceptpharma.com/proxy.html. Follow the instructions included in the proxy card to vote by internet.
•	By mail. You can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the board’s recommendations as noted below.
•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 26, 2017.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

•	“FOR” the election of the listed nominees for directors;
•	“FOR” approval, on a non-binding advisory basis, of the executive compensation of our named executive officers as described in this proxy statement; and
•	“FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•	by re-voting by internet as instructed above;
•	by notifying Intercept’s Corporate Secretary in writing before the annual meeting that you have revoked your proxy; or
•	by attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by internet or proxy card is the one that will be counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?”

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. Under applicable stock exchange rules, if you do not give instructions to your brokerage firm subject to these rules, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of independent auditors, without instructions from the beneficial owner of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors, absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals.

The election of directors (Proposal 1) and the non-binding advisory vote on executive compensation, or “say-on-pay” vote (Proposal 2), are both “non-discretionary” items, meaning that if you do not instruct your brokerage firm on how to vote with respect to any of these proposals, your brokerage firm will not vote with respect to that proposal and your shares will be counted as “broker non-votes.” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 3) without receiving instructions from you, because this is considered a “discretionary” item.

For any proposals requiring the affirmative vote of those shares present and entitled to vote, broker non-votes will not affect the outcome of the vote.

Therefore, we encourage you to provide voting instructions to your bank, broker or other designee. This ensures your shares will be voted at the annual meeting and in the manner you desire.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote FOR all of the nominees, to WITHHOLD your vote from all of the nominees or to WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors.
Proposal 2: Advisory Vote to Approve Executive Compensation, or “Say-on-Pay”	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement. Abstentions will have no effect on the results of this vote. Although the advisory vote is non-binding, the compensation committee and the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal 3: Ratify Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017, our audit committee of our board of directors will reconsider its appointment.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, VStock Transfer, LLC, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you provide on the proxy card or through other means.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 9:00 a.m. Eastern Time on Tuesday, June 27, 2017 at the New York office of WilmerHale LLP, located at 7 World Trade Center, 250 Greenwich Street, New York, NY 10007. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, VStock Transfer, LLC, by calling their toll free number, 1-855-9VSTOCK.

If you do not wish to participate in “householding” and would like to receive your own set of Intercept’s proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another Intercept stockholder and together both of you would like to receive only a single set of proxy materials, follow these instructions:

•	If your Intercept shares are registered in your own name, please contact our transfer agent, VStock Transfer, LLC, and inform them of your request by calling them at 1-855-9VSTOCK or writing them at 18 Lafayette Place, Woodmere, New York 11598.
•	If a broker or other nominee holds your Intercept shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the internet instead of receiving paper copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by going to http://www.interceptpharma.com/proxy.html and following the instructions relating to the electronic delivery of proxy materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 28, 2017, by:

•	our executive officers named in the Summary Compensation Table;
•	each of our directors;
•	all of our current directors and executive officers as a group; and
•	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of April 28, 2017, pursuant to derivative securities, such as options, warrants or restricted stock units, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on an aggregate of 25,009,178 shares of common stock outstanding as of April 28, 2017.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director, director nominee and executive officer is: c/o Intercept Pharmaceuticals, Inc., 10 Hudson Yards, Floor 37, New York, NY 10001.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors, Director Nominees and Executive Officers
Mark Pruzanski, M.D.(1)	851,744	3.4%
David Shapiro, M.D.(2)	92,989	*
Sandip Kapadia(3)	22,000	*
Rachel McMinn, Ph.D.(4)	35,041	*
Lisa Bright(5)	46,692	*
Srinivas Akkaraju, M.D., Ph.D.(6)	21,348	*
Luca Benatti, Ph.D.(7)	7,045	*
Daniel Bradbury(8)	3,473	*
Paolo Fundaro(9)	22,427	*
Keith Gottesdiener, M.D.(10)	3,473	*
Gino Santini(11)	6,435	*
Glenn Sblendorio(12)	6,205	*
Daniel Welch(13)	6,435	*
All current executive officers and directors as a group (15 persons)(14)	1,146,147	4.5%
Barbara Duncan(15)	107,939	*
Five Percent Stockholders
Genextra S.p.A.(16)	6,454,953	25.7%
FMR LLC(17)	3,721,316	14.8%
Carmignac Gestion(18)	2,022,792	8.1%
Capital World Investors(19)	2,142,459	8.5%
Ameriprise Financial, Inc.(20)	2,507,900	10.0%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Consists of 571,718 shares of common stock (including 46,706 shares underlying unvested restricted stock awards with voting rights) and options to purchase 280,026 shares of common stock that are exercisable within 60 days of April 28, 2017.

(2)	Consists of 45,465 shares of common stock (including 13,897 shares underlying unvested restricted stock awards with voting rights) and options to purchase 47,524 shares of common stock that are exercisable within 60 days of April 28, 2017.
(3)	Consists of 22,000 shares of common stock (including 22,000 shares underlying unvested restricted stock awards with voting rights).
(4)	Consists of 17,659 shares of common stock (including 12,916 shares underlying unvested restricted stock awards with voting rights) and options to purchase 17,382 shares of common stock that are exercisable within 60 days of April 28, 2017.
(5)	Consists of 22,925 shares of common stock (including 16,006 shares underlying unvested restricted stock awards with voting rights) and options to purchase 23,767 shares of common stock that are exercisable within 60 days of April 28, 2017.
(6)	Consists of 13,246 shares of common stock (including 1,204 shares underlying unvested restricted stock awards with voting rights) and options to purchase 8,102 shares of common stock that are exercisable within 60 days of April 28, 2017.
(7)	Consists of 3,146 shares of common stock (including 1,355 shares underlying unvested restricted stock awards with voting rights) and options to purchase 3,899 shares of common stock that are exercisable within 60 days of April 28, 2017.
(8)	Consists of 2,407 shares of common stock (including 2,407 shares underlying unvested restricted stock awards with voting rights) and options to purchase 1,066 shares of common stock that are exercisable within 60 days of April 28, 2017.
(9)	Consists of 10,075 shares of common stock (including 1,204 shares underlying restricted stock awards with voting rights) and options to purchase 12,352 shares of common stock that are exercisable within 60 days of April 28, 2017.
(10)	Consists of 2,407 shares of common stock (including 2,407 shares underlying unvested restricted stock awards with voting rights) and options to purchase 1,066 shares of common stock that are exercisable within 60 days of April 28, 2017.
(11)	Consists of 2,504 shares of common stock (including 2,071 shares underlying restricted stock awards with voting rights) and options to purchase 3,931 shares of common stock that are exercisable within 60 days of April 28, 2017.
(12)	Consists of 2,306 shares of common stock (including 1,355 shares underlying unvested restricted stock awards with voting rights) and options to purchase 3,899 shares of common stock that are exercisable within 60 days of April 28, 2017.
(13)	Consists of 2,504 shares of common stock (including 2,071 shares underlying restricted stock awards with voting rights) and options to purchase 3,931 shares of common stock that are exercisable within 60 days of April 28, 2017.
(14)	Consists of (a) 735,644 shares of common stock beneficially owned by our officers, directors and director nominees as of, or will vest within 60 days of, April 28, 2017 (including 151,991 shares underlying unvested restricted stock awards with voting rights) and (b) options to purchase 410,503 shares of common stock beneficially owned by our officers, directors and director nominees which are exercisable within 60 days of April 28, 2017.
(15)	Ms. Duncan was our Chief Financial Officer until September 2016. Consists of 30,661 shares of common stock (including 6,316 shares underlying unvested restricted stock awards with voting rights) and options to purchase 77,278 shares of common stock that are exercisable within 60 days of April 28, 2017.
(16)	Represents shares of common stock owned by Genextra S.p.A. Francesco Micheli is the executive director of Genextra S.p.A. and, in such capacity, Mr. Micheli exercises voting control over the shares of common stock owned by Genextra S.p.A. and investment control over such shares as authorized by the board of directors of Genextra S.p.A. Mr. Micheli disclaims beneficial ownership with respect to any such shares, except to the extent of his pecuniary interest therein, if any. The address of each of Genextra S.p.A. and its affiliates is Via G. De Grassi, 11, 20123 Milan, Italy. Information relating to Mr. Micheli is based on Amendment No. 2 to Schedule 13G/A of Genextra S.p.A. filed with the SEC on February 17, 2015.

(17)	Based on information supplied by FMR LLC on Schedule 13G/A filed with the SEC on February 13, 2017. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC and its affiliates is 245 Summer Street, Boston, Massachusetts 02210.
(18)	Carmignac Gestion is an investment adviser organized under the laws of France with its address at 24 Place Vendome, Paris, France 75001. Information relating to Carmignac Gestion is based on its Schedule 13G/A filed with the SEC on February 7, 2017.
(19)	Based on information supplied by Capital World Investors on Schedule 13G/A filed with the SEC on February 6, 2017. Capital World Investors is a division of Capital Research and Management Company (CRMC). Capital World Investors is deemed to be the beneficial owner of 2,142,459 shares of common stock as a result of CRMC acting as an investment advisor to various investment companies under Section 8 of the Investment Company Act of 1940. The address of Capital World Investors is 333 South Hope St., Los Angeles, CA 90071.
(20)	Based on information supplied by Ameriprise Financial, Inc. on Schedule 13G/A filed with the SEC on February 6, 2017. Ameriprise Financial, Inc. (“AFI”), is the parent holding company of Columbia Management Investment Advisors, LLC (“CMIA”), an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the SEC. CMIA is the investment advisor to Columbia Select Large Cap Growth Fund (the “Fund”), an investment company in accordance with Rule 13d-1(b)(1)(ii)(D) of the SEC. CMIA and AFI do not directly own the shares of common stock. As the investment advisor to the Fund and various other unregistered and registered investment companies and other managed accounts, CMIA may be deemed to beneficially own the shares reported by the Fund. Accordingly, the shares reported by CMIA include those shares separately reported by the Fund. As the parent holding company of CMIA, AFI may be deemed to beneficially own the shares reported by CMIA. Accordingly, the shares reported by AFI include those shares separately reported by CMIA. The address of AFI is 145 Ameriprise Financial Center, Minneapolis MN 55474.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Each of our directors are elected annually and hold office until their successors are duly elected and qualified or until the earlier of their death, resignation or removal. Our board of directors currently consists of nine members, all of whom were elected as directors at our 2016 annual meeting of stockholders.

Our restated certificate of incorporation and our restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our restated bylaws also provide that our directors may be removed with or without cause by the affirmative vote of the holders of a majority of the votes that all our stockholders would be entitled to cast in an annual election of directors, and our restated certificate of incorporation and amended and restated bylaws provide that any vacancy on our board of directors, including a vacancy resulting from an increase in the size of our board, may be filled only by vote of a majority of our directors then in office.

Each of the nominees listed below has been nominated by the board, upon the recommendation of the nominating and governance committee, for re-election as a director until the Annual Meeting of Stockholders to be held in 2018 and until their respective successors are elected, or until their earlier death, resignation or removal. Each of the nominees presently serves on the board.

Set forth below are the names of the persons nominated as directors, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our board of directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position(s) with the Company
Paolo Fundaro	43	Chairman of the Board
Mark Pruzanski, M.D.	49	President, Chief Executive Officer and Director
Srinivas Akkaraju, M.D., Ph.D.(2)(4)	49	Director
Luca Benatti, Ph.D.(3)(4)	56	Director
Daniel Bradbury(1)(3)	56	Director
Keith Gottesdiener, M.D.(4)	63	Director
Gino Santini(1)(2)	60	Director
Glenn Sblendorio(1)	61	Director
Daniel Welch(2)(3)	59	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and governance committee
(4)	Member of our research and development committee

Paolo Fundaro has served as a member of our board of directors since 2006 and has acted as our chairman since October 2015. Mr. Fundaro has been Genextra’s chief financial officer since its inception in 2004. Before joining Genextra, Mr. Fundaro was director of finance and strategic planning for the Fastweb Group from 2000 to 2004. Previously, he worked for investment banks, including Salomon Smith Barney (now Citigroup) and Donaldson Lufkin & Jenrette (now Credit Suisse). Mr. Fundaro has a degree in Business Management from Bocconi University in Milan, Italy.

We believe that Mr. Fundaro possesses specific attributes that qualify him to serve as a member of our board of directors, including his significant experience in corporate finance and his experience building, investing in and growing companies in diverse industries, including the biopharmaceutical industry.

Mark Pruzanski, M.D. is a co-founder of our company and has served as our chief executive officer and president, and has been a member of our board of directors, since our inception in 2002. He has over 20 years of experience in life sciences company management, venture capital and strategic consulting. Dr. Pruzanski was previously a venture partner at Apple Tree Partners, an early stage life sciences venture capital firm he co-founded in 1999. Prior to that, he was an entrepreneur-in-residence at Oak Investment Partners. Dr. Pruzanski received his M.D. from McMaster University in Ontario, a M.A. degree in International Affairs from the Johns Hopkins University School of Advanced International Studies in Bologna, Italy and Washington, D.C., and a bachelor’s degree from McGill University in Montreal, Quebec. He currently also serves on the boards of the Emerging Company Section of the Biotechnology Industry Association (BIO) and the Foundation for the Defense of Democracies, a think tank in Washington, D.C. Dr. Pruzanski is a co-author of a number of scientific publications and an inventor of several patents relating to our product candidates and scientific discoveries.

We believe that Dr. Pruzanski’s perspective and the experience he brings as our chief executive officer and president and as one of our company’s founders, together with his historic knowledge of our company and our products and product candidates, operational expertise and continuity to our board of directors, and his experience in managing and investing in companies within the life sciences industry, qualify him to serve as a member of our board of directors.

Srinivas Akkaraju, M.D., Ph.D. has served as a member of our board of directors since October 2012. Since February 2017, Dr. Akkaraju has been the managing general partner and founder of Samsara BioCapital. From April 2013 to February 2016, Dr. Akkaraju served as a managing general partner of Sofinnova Ventures and thereafter served as senior advisor until March 2017. From January 2009 until April 2013, Dr. Akkaraju was a managing director of New Leaf Venture Partners, L.L.C. From 2006 to 2008, Dr. Akkaraju served as a managing director at Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Prior to co-founding Panorama Capital, he was with J.P. Morgan Partners, which he joined in 2001 and of which he became a partner in 2005. From 1998 to 2001, he was in business and corporate development at Genentech, Inc. (a wholly owned member of the Roche Group), a biotechnology company, most recently as senior manager. Dr. Akkaraju received his M.D. and a Ph.D. in Immunology from Stanford University. He received his undergraduate degrees in Biochemistry and Computer Science from Rice University. Dr. Akkaraju serves and has served on the boards of directors and board committees of numerous public and private companies. Dr. Akkaraju serves as a director of Seattle Genetics, Inc., Versartis Inc. and aTyr Pharma, Inc. Previously, Dr. Akkaraju served as a director on the boards of Barrier Therapeutics, Inc., Eyetech Pharmaceuticals, Inc., Synageva Biopharma Corp. and ZS Pharma, Inc., all publicly traded biotechnology companies, and Amarin Corporation plc, a foreign publicly traded biotechnology company.

We believe that Dr. Akkaraju’s scientific background, coupled with experience in private equity and venture capital investing, qualify him to serve as a member of our board of directors.

Luca Benatti, Ph.D. has served as a member of our board of directors since July 2014. Dr. Benatti has over 25 years of experience in the biopharmaceutical industry and has been serving as the chief executive officer and a director of EryDel S.p.A., a drug delivery company focused on rare diseases, since June 2012. From 1999 until May 2012, Dr. Benatti was the founder and chief executive officer of Newron Pharmaceuticals S.p.A., a company listed on the Swiss Exchange. Under his guidance, Newron developed a pipeline of potential therapies, with its most advanced compound, Xadago, approved in Europe and recently approved in the United States for the treatment of Parkinson’s disease. He also was instrumental in finalizing multimillion licensing deals with Merck Serono, Meiji Seika and Zambon Pharma S.p.A., and in the acquisition of Hunter Fleming, a U.K.-based biotechnology company. From 1985 to 1998, he held various R&D positions at Farmitalia, Pharmacia and Pharmacia & Upjohn. Dr. Benatti graduated from and performed his post-doctoral training at Milano Genetics Institute. He serves as director on the board of Newron (SIX: NWRN), as chairman of the scientific advisory board of Zambon, as chairman of the Italian Angels for Biotech association, as a member of the board of Assobiotec, the Italian Biotech Association, and member of the jury of the European Biotechnica Award. He has authored several scientific publications and holds a number of patents.

We believe that Dr. Benatti’s scientific background, together with his significant experience in drug development, financing, business development and regulatory matters at other biopharmaceutical companies, qualify him to serve on our board of directors.

Daniel Bradbury has served as a member of our board of directors since July 2016. Mr. Bradbury has over 30 years of experience leading global, fast-growing life sciences companies. Since 2012, Mr. Bradbury has been a managing member of BioBrit, LLC, a life sciences consulting and investment firm. Mr. Bradbury served as the president and chief executive officer and as a director of Amylin Pharmaceuticals, a biopharmaceutical company based in San Diego, California, focused on metabolic diseases, from March 2007 until it was acquired by the Bristol-Myers Squibb Company in August 2012. Prior to being named president and chief executive officer, Mr. Bradbury held positions of increasing responsibility at Amylin since 1994, including president (2006 – 2007), chief operating officer (2003 – 2006) and executive vice president (2000 – 2003). Before joining Amylin, Mr. Bradbury worked in marketing and sales roles for ten years at SmithKline Beecham Pharmaceuticals. Mr. Bradbury currently serves as a director of Corcept Therapeutics, Inc., Geron Corporation and Illumina, Inc., all of which are NASDAQ-listed biopharmaceutical companies, and Biocon Limited, a biopharmaceutical company traded on the National Stock Exchange of India. He is an advisory board member of Patricia Industries AB (a part of Investor AB), BioMed Ventures, Artic Aurora Life Science (a part of Artic Fund Management), ProLynx LLC and Pharming Group NV. Mr. Bradbury also serves on the University of California San Diego’s Rady School of Management’s Advisory Council and the Keck Graduate Institute’s Board of Trustees. Mr. Bradbury received a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education in the United Kingdom.

We believe that Mr. Bradbury’s significant experience in leading biopharmaceutical companies that have brought innovative therapies to market and his deep strategic and operational understanding of rapidly growing, global life science companies qualifies him to serve on our board of directors.

Keith Gottesdiener, M.D. has served as a member of our board of directors since July 2016. Dr. Keith Gottesdiener has been the chief executive officer and a member of the board of directors at Rhythm Holding Co., LLC since October 2011, a holding company with one subsidiary, Rhythm Pharmaceuticals for which he is also the chief executive officer and a board member. He joined Rhythm after 16 years at Merck Research Laboratories. Dr. Gottesdiener joined Merck early clinical development in 1995, helping to transition compounds from the bench to the bedside and through to proof of concept. He held positions of increasing responsibility, eventually leading Merck’s early clinical development across all therapeutic areas from 2001 through early 2006. From 2006 to 2011, he was a leader of Merck’s late clinical development organization, first overseeing the development of Merck’s infectious diseases and vaccine products through pivotal trials, registration, and life cycle management, including GardasilTM (HPV Vaccine), RotateqTM (rotavirus vaccine), ZostavaxTM (zoster vaccine) and IsentressTM (HIV integrase inhibitor), among others. In 2008, Dr. Gottesdiener was appointed Late Stage Therapeutic Group Leader, and in that role led Merck’s late-stage clinical development efforts (from Phase 2 through patent expiry) across all therapeutic areas. After Merck’s merger with Schering Plough in 2009, he continued as Co-Head of Late Development.

Dr. Gottesdiener received his B.A. from Harvard College and his M.D. from the University of Pennsylvania. He completed his residency and fellowship at the Brigham and Women’s Hospital-Beth Israel Medical Center-Dana Farber Cancer Institute Children’s Hospital programs. After his fellowship, Dr. Gottesdiener did postdoctoral research in the laboratory of Dr. Jack Strominger at Dana Farber Cancer Institute working on the molecular immunology of the T-cell receptor. In 1986, he joined the faculty as an assistant professor at Columbia University, started an independent research laboratory with NIH RO-1 funding, focusing on gene transcription, and was Associate Clinical Professor of Medicine at the time he left to join Merck in 1995.

We believe that Dr. Gottesdiener’s scientific background and significant experience in leading the development of numerous therapies to market, together with his leadership experience at global biopharmaceutical companies, qualify him to serve on our board of directors.

Gino Santini has served as a member of our board of directors since November 2015. From June 1983 to December 2010, Mr. Santini held a variety of commercial and operational roles at Eli Lilly and Company, a public global pharmaceutical company, serving most recently from April 2007 to December 2010 as Senior Vice President, Corporate Strategy and Business Development, where he led corporate strategy and long-range planning, mergers and acquisitions, new product licensing and the expansion of Lilly Ventures in the United States and China. During his tenure at Eli Lilly, Mr. Santini held various leadership positions of increasing responsibility, including manager of various international regions and President of US Operations from 1999 to 2004. Mr. Santini serves on the boards of directors of the following public biopharmaceutical companies: AMAG Pharmaceuticals, Inc., since 2012; Collegium Pharmaceuticals, Inc., since 2012; and Horizon Pharma plc (and its predecessor company), since 2012. Mr. Santini was previously a director of Sorin, S.p.A., a global public medical device company, until its acquisition in October 2015 and of Vitae Pharmaceuticals until its acquisition in October 2016. Mr. Santini also serves as a director for a number of private biopharmaceutical companies such as Intarcia Therapeutics, Inc., Allena Pharmaceuticals, Inc. and Artax Biopharma Inc. Mr. Santini is a past chairman of the board of the National Pharmaceutical Council and of Noble of Indiana, a non-profit agency serving individuals with developmental disabilities. He also served on the board of directors for United Way and the executive committee and the board of directors of the Indianapolis Chamber of Commerce. He holds an undergraduate degree in mechanical engineering from the University of Bologna and an M.B.A. from the Simon School of Business, University of Rochester.

We believe that Mr. Santini’s experience in a variety of operational and leadership roles at Eli Lilly, including his domestic and international commercial, corporate strategy, business development and transaction experience, qualify him to serve as a member of our board of directors.

Glenn Sblendorio has served as a member of our board of directors since 2014. In July 2017, Mr. Sblendorio will assume the role of president and chief executive officer of Ophthotech Corporation. In February 2017, Mr. Sblendorio was named president and chief financial officer of Ophthotech Corporation. In April 2016, Mr. Sblendorio joined Ophthotech Corporation as its executive vice president, chief operating officer and chief financial officer. Mr. Sblendorio served as the president and chief financial officer of The Medicines Company from February 2012 through March 2016. From March 2006 to February 2012, he served as chief financial officer and executive vice president of The Medicines Company. From November 2005 until he joined The Medicines Company, Mr. Sblendorio served as a consultant to a company in the pharmaceutical industry. Previously, Mr. Sblendorio was executive vice president and chief financial officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. Mr. Sblendorio also held the position of chief executive officer and managing director of MPM Capital Advisors. His other pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions, including vice president, finance of Roche Molecular Systems and head of finance-controller for Amgen/Roche Europe. Mr. Sblendorio currently serves as a director of Amicus Therapeutics, Inc., a public biopharmaceutical company. Mr. Sblendorio was previously a board member of Ophthotech Corporation through March 2016 and The Medicines Company through December 2015. Mr. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University and is a graduate of the Harvard Business School, Advanced Management Program.

We believe that Mr. Sblendorio’s financial expertise, his experience as a member of the leadership of numerous life sciences companies, together with his experience as chief financial officer and board member with numerous companies, qualify him to serve as a member of our board of directors. In addition, Mr. Sblendorio brings expertise to our company in the areas of business operations and strategy, financial analysis and reporting, internal auditing and controls and risk management oversight.

Daniel Welch has served as a member of our board of directors since November 2015. Mr. Welch has been an Executive Partner at Sofinnova Ventures since 2015. From 2003 until October 2014, Mr. Welch was the Chairman, Chief Executive Officer and President of InterMune, Inc., which was listed on the Nasdaq Stock Market until the acquisition of the company by Roche. During his tenure, InterMune secured registration of Esbriet, the first medicine approved for idiopathic pulmonary fibrosis in Europe and the United States. Mr. Welch built the InterMune development and commercial teams that delivered the successful approval and launches of Esbriet in Europe and the United States. From August 2002 to January 2003,

Mr. Welch served as Chairman and Chief Executive Officer of Triangle Pharmaceuticals, Inc., a pharmaceutical company which was acquired by Gilead Sciences. From October 2000 to June 2002, he served as president of the pharmaceutical division of Elan Corporation, PLC (later acquired by Perrigo Company plc). From September 1987 to August 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo (now Sanofi S.A.) and its predecessor companies, Sanofi and Sterling Winthrop. During his time at Sanofi, he led the worldwide launches of Plavix®, Eloxatin® and Avapro® as Vice President of Worldwide Marketing and served as Chief Operating Officer of the U.S. business. From November 1980 to September 1987, Mr. Welch was with American Critical Care, a division of American Hospital Supply. He currently serves on the board of directors of Avexis, Inc., (where he serves as the chairman of the board), Ultragenyx Pharmaceutical Inc., (where he serves as the chairman of the board) and Seattle Genetics, Inc. Mr. Welch holds a B.S. from the University of Miami and an M.B.A. from the University of North Carolina.

We believe that Mr. Welch’s knowledge and experience in leading companies from clinical stage drug development through to large-scale commercialization, as well as his track record of building operations and international businesses, qualify him to serve as a member of our board of directors.

There are no family relationships between or among any of our directors, executive officers or director nominees. The principal occupation and employment during the past five years of each of our directors and nominees was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or nominees and any other person or persons pursuant to which he or she is to be selected as a director or nominee.

There are no legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Director Nominations

No material changes have been made to the procedures by which stockholders may recommend nominees to our board of directors.

Board Determination of Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with Intercept, either directly or indirectly. Based upon this review, our board has determined that all of our directors other than Dr. Pruzanski, our chief executive officer and president, are “independent directors” as defined by NASDAQ. Our board of directors also determined that Messrs. Welch and Bradbury and Dr. Benatti, who comprise our nominating and governance committee, all satisfy the independence standards for such committee established by the SEC and the NASDAQ Marketplace Rules, as applicable. With respect to our audit committee, our board of directors has determined that Messrs. Sblendorio, Bradbury and Santini satisfy the independence standards for such committee established by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the SEC and the NASDAQ Marketplace Rules, as applicable. With respect to our compensation committee, our board of directors has determined that Messrs. Santini and Welch and Dr. Akkaraju satisfy the independence standards for such committee established by Rule 10C-1 under the Exchange Act, the SEC and the NASDAQ Marketplace Rules, as applicable.

In making such determinations, the board of directors considered the relationships that each such non-employee director or director nominee has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of our directors and director nominees, our board of directors considered the association of each such non-employee director and director nominee has with us and all other facts and circumstances our board of directors deemed relevant in determining independence.

Committees of the Board of Directors and Meetings

Meeting Attendance.  During the fiscal year ended 2016 there were seven meetings of our board of directors, and the various committees of the board met a total of 17 times. No director attended fewer than 75% of the total number of meetings of the board and of committees of the board on which he or she served during fiscal 2016. The board has adopted a policy under which each member of the board is strongly encouraged but not required to attend each annual meeting of our stockholders either in person or via teleconference. Six of our directors, including five of our independent directors, attended our 2016 annual meeting of stockholders either in person or by teleconference, including our chairman of the board at the time, Mr. Fundaro.

Our board of directors intends to make new committee designations after our directors commence their new terms in office upon the completion of our annual meeting of stockholders.

Audit Committee.  Our audit committee met five times during fiscal 2016. This committee currently has three members: Messrs. Sblendorio (Chairman), Bradbury and Santini. Our board of directors determined that Mr. Sblendorio is an audit committee financial expert, as defined by the rules of the SEC, and satisfies the financial sophistication requirements of applicable NASDAQ rules. Our board of directors has determined that each of Messrs. Sblendorio, Bradbury and Santini is an independent director under the NASDAQ Marketplace Rules and Rule 10A-3 of the Exchange Act.

Our audit committee’s role and responsibilities are set forth in the audit committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the audit committee reviews our annual and quarterly financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

Our audit committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of our financial statements;
•	review the proposed scope and results of the audit;
•	review and pre-approve audit and non-audit fees and services;
•	review accounting and financial controls with the independent auditors and our financial and accounting staff;
•	review and approve transactions between us and our directors, officers and affiliates;
•	recognize and prevent prohibited non-audit services;
•	establish procedures for complaints received by us regarding accounting matters;
•	oversee internal audit functions, if any; and
•	prepare the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Our audit committee is also empowered by the board to oversee our corporate compliance program. As part of its duties, the audit committee receives periodic updates from management and/or our advisors regarding compliance matters and reviews the adequacy and effectiveness of our compliance programs. The audit committee then periodically reports its evaluations to the board.

Please also see the report of the audit committee set forth elsewhere in this proxy statement.

A copy of the audit committee’s written charter is publicly available in the “Investors” section of our website at www.interceptpharma.com.

Compensation Committee.  Our compensation committee met six times during fiscal 2016. This committee currently has three members: Messrs. Santini (Chairman) and Welch and Dr. Akkaraju. All members of the compensation committee qualify as independent under the definition promulgated by The NASDAQ Stock Market and Rule 10C-1 of the Exchange Act.

Our compensation committee’s role and responsibilities are set forth in the compensation committee’s written charter and include:

•	reviewing and approving the compensation arrangements for management, including the compensation for our president and chief executive officer;
•	establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
•	administering our equity incentive plans; and
•	preparing the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

In respect of the determination of the compensation of our president and chief executive officer, the compensation committee conducts its decision-making process without the president and chief executive officer present.

Our compensation committee makes all compensation decisions regarding our executive officers.

During the first calendar quarter of each year, we evaluate each executive’s performance for the prior year. In connection with each annual review cycle, Dr. Pruzanski, our president and chief executive officer, meets with our executive officers to discuss our accomplishments during the year and the individual’s performance and contributions over the prior year. Based on these discussions, Dr. Pruzanski, with respect to each executive other than himself, prepares an evaluation of the executive’s performance. Dr. Pruzanski also prepares his own self-assessment as well as a detailed review of company performance against stated corporate goals. This process leads to a recommendation by Dr. Pruzanski to the compensation committee with respect to each executive officer as to:

•	the achievement of stated corporate and individual performance goals;
•	the level of contributions made to the general management and guidance of our company;
•	the need for salary increases;
•	the amount of bonuses to be paid; and
•	whether or not stock option and/or other equity awards should be made.

These recommendations are reviewed and taken into account by the compensation committee together with the advice of the compensation committee’s independent compensation consultant. The compensation committee then makes a determination regarding executive compensation based on its review of this information.

In designing our executive compensation program, our compensation committee considers publicly available compensation data for U.S. companies in the biopharmaceutical industry to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. Our compensation committee also retained the services of Radford, an independent compensation consultant and a part of Aon Hewitt, a business unit of Aon plc, to provide it with additional comparative data on executive compensation practices in our industry and to advise it on our executive compensation program generally. For 2016, Radford provided advice and data to the compensation committee on executive and director compensation matters, including the selection of our peer group, comparative market pay levels, equity dilution and annual share utilization practices, incentive plan design and emerging market trends. Although the compensation committee considers the advice and recommendations of the compensation consultant about our executive compensation program, the compensation committee ultimately makes its own decisions about these matters.

The compensation committee regularly reviews the services provided by its outside consultant and performs an annual assessment on the independence of its compensation consultant to determine whether the compensation consultant is independent. The compensation committee conducted a specific review of its relationship with Radford in 2016, and determined that Radford is independent in providing Intercept with executive and director compensation consulting services and that its work for the compensation committee did not raise any conflicts of interest, consistent with SEC rules and NASDAQ listing standards.

Our compensation committee will also review and discuss annually with management our “Compensation Discussion and Analysis” disclosure to the extent such disclosure is required by SEC rules.

A copy of the compensation committee’s written charter is publicly available in the “Investors” section of our website at www.interceptpharma.com.

Nominating and Governance Committee.  Our nominating and governance committee met two time during fiscal 2016. This committee currently has three members: Messrs. Welch (Chairman) and Bradbury and Dr. Benatti. All members of the nominating and governance committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

The nominating and governance committee’s role and responsibilities are set forth in the nominating and governance committee’s written charter and include:

•	evaluating and making recommendations to the full board as to the size and composition of the board and its committees;
•	identifying and nominating members of the board of directors;
•	developing and recommending to the board of directors a set of corporate governance principles applicable to our company; and
•	overseeing the evaluation of our board of directors and its committees.

If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our restated bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement.

Under our current corporate governance policies, the nominating and governance committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board. For all potential candidates, the nominating and governance committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration as a nominee by the nominating and governance committee under our corporate governance policies, it should submit such recommendation in writing c/o Corporate Secretary, Intercept Pharmaceuticals, Inc., 10 Hudson Yards, Floor 37, New York, NY 10001.

A copy of the nominating and governance committee’s written charter is publicly available in the “Investors” section of our website at www.interceptpharma.com.

Research and Development Committee.  Our research and development committee met four times during fiscal 2016. This committee currently has three members: Drs. Benatti (Chairman), Akkaraju and Gottesdiener. This committee assists the board of directors in its oversight of our strategic direction and investment in research and development, technology and manufacturing activities. The research and development committee is also responsible for identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company.

A copy of the research and development committee’s written charter is publicly available in the “Investors” section of our website at www.interceptpharma.com.

Board Diversity

Our nominating and governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	diversity of personal and professional background, perspective, experience, age, gender, ethnicity and country of citizenship;
•	personal and professional integrity and ethical values;
•	experience in one or more fields of business, professional, governmental, scientific or educational endeavors, and a general appreciation of major issues facing public companies similar in scope and size to us;
•	experience relevant to our industry or with relevant social policy concerns;
•	relevant academic expertise or other proficiency in an area of our operations;
•	objective and mature business judgment and expertise; and
•	any other relevant qualifications, attributes or skills.

Board Leadership Structure and Role in Risk Oversight

The positions of chairman of the board and chief executive officer are presently separated at our company. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing our chairman of the board to lead the board of directors in its fundamental role of providing advice to, and independent oversight of, management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

While our restated bylaws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to the regulatory approval, commercialization and market acceptance of pharmaceutical products, product candidate development, technological and competitive uncertainty, dependence on collaborative partners and other third parties, uncertainty regarding patents and proprietary rights, comprehensive government regulations and dependence on key personnel, as more fully discussed under Item 1.A. “Risk Factors” in our annual report on Form 10-K as may be periodically updated in our filings under the Exchange Act. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through the audit committee of our board of directors, but the full board of directors has retained responsibility for general oversight of risks. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company as our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 646-747-1000. However, any stockholders who wish to address questions regarding our business directly with the board of directors, or any individual director, should direct his or her questions in writing to the chairman of the board or any individual director ATTN: SECURITY HOLDER COMMUNICATION, Board of Directors, Intercept Pharmaceuticals, Inc. at 10 Hudson Yards, Floor 37, New York, NY 10001 or via e-mail at secretary@interceptpharma.com. Communications will be distributed to the board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the board may be excluded, such as:

•	junk mail and mass mailings;
•	resumes and other forms of job inquiries;
•	surveys; or
•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors.

Name	Age	Position(s)
Lisa Bright	49	President, International
Jerome B. Durso	49	Chief Operating Officer
Sandip Kapadia	47	Chief Financial Officer and Treasurer
Richard Kim	48	Senior Vice President, Commercial U.S.
Rachel McMinn, Ph.D.	44	Chief Business and Strategy Officer
David Shapiro, M.D.	62	Chief Medical Officer and Executive Vice President, Development

Lisa Bright has served as our President, International since July 2016. She has over 25 years of experience in the biopharmaceutical industry. Ms. Bright joined Intercept in November 2014 as senior vice president and head of Europe and then served as chief commercial and corporate affairs officer from February 2015 to July 2016. Prior to joining Intercept, Ms. Bright worked at Gilead Sciences Ltd. starting in 2008, where she held positions of increasing responsibility, including: general manager United Kingdom & Ireland; vice president, Northern Europe; vice president, head of Sovaldi launch planning for Europe, Asia, Middle East and Australasia; and vice president, government affairs Europe, Middle East and Australasia. Prior to holding these positions, Ms. Bright held a range of senior positions at GlaxoSmithKline plc, including vice president and managing director of New Zealand and vice president — sales for the United Kingdom. Ms. Bright has been nominated to join the board of directors of Ascendis Pharma A/S, a Danish biopharmaceutical company listed on the NASDAQ. Ms. Bright has a B.Sc. in pharmacology from University College London.

Jerome B. Durso has served as our chief operating officer since February 2017. He has nearly 25 years of experience in building and leading commercial and business operations at life sciences companies both in the United States and abroad. Mr. Durso has spent the majority of his career at Sanofi, a global pharmaceutical company, where he most recently served as senior vice president, chief commercial officer of the global diabetes division from 2011 through 2015. From 2010 to 2011, Mr. Durso was senior vice president, chief commercial officer of Sanofi’s U.S. pharmaceuticals business. Prior to that, he served in a number of commercial leadership roles of increasing responsibility in business unit and brand management, marketing and sales since he first joined Sanofi in 1993. Mr. Durso currently serves as an advisory board member of the Robert Wood Johnson University Hospital Somerset in Somerville, New Jersey. Mr. Durso earned his bachelor degree in marketing from the University of Notre Dame.

Sandip Kapadia has served as our chief financial officer and treasurer since July 2016. Mr. Kapadia has over 20 years of experience in building and leading finance and administration teams at life sciences companies both in the United States and abroad. Mr. Kapadia joined Intercept from Sandoz, Inc., a division of Novartis AG, where he served as vice president and chief financial officer — North America from 2014 through 2016. From 2012 to 2014, Mr. Kapadia was vice president and chief financial officer of Novartis Pharmaceuticals UK Limited. Mr. Kapadia also served as vice president and chief financial officer of Novartis Pharmaceuticals B.V. located in the Netherlands from 2009 through 2012. Prior to that, he served as head of finance — oncology business unit for both Novartis Pharmaceuticals A.G. and Novartis Pharmaceuticals Corporation. Mr. Kapadia earned his bachelor degree in business administration and accounting from Montclair State University, an M.B.A from Rutgers Graduate School of Management and is a certified public accountant.

Richard Kim has served as our senior vice president, commercial U.S. since July 2015. He has over 20 years of commercial, marketing and managerial experience in the biopharmaceutical industry in the United States and abroad. Prior to joining Intercept, Mr. Kim worked at Bristol-Myers Squibb starting in 2004, where he most recently served as general manager, hepatitis C worldwide commercialization. Prior to that, Mr. Kim held a number of roles of increasing responsibility at Bristol-Myers Squibb, including vice president, SPRYCEL brand lead, oncology global marketing; vice president, U.S. in-line oncology and global marketing for necitumumab; and vice president, east area sales, cardiovascular and metabolics. Prior to holding these positions, Mr. Kim held a range of senior positions in the United States, Canada and Australia at Schering-Plough, which was acquired by Merck & Co. Mr. Kim earned his bachelor degree in chemistry from the University of Alberta.

Rachel McMinn, Ph.D. has served as our chief business and strategy officer since March 2015. Dr. McMinn joined Intercept as chief strategy officer in 2014. Since 2009 until joining Intercept, she was a managing director at Bank of America Merrill Lynch, working as the lead research analyst covering the biotechnology industry. Previously, Dr. McMinn worked at Cowen and Company as a lead biotechnology analyst and started her career as a biotechnology analyst at Piper Jaffray & Co. She graduated magna cum laude with a Bachelor of Arts degree in chemistry from Cornell University, earned a Ph.D. in molecular and cellular biology and chemistry from The Scripps Research Institute, and was awarded a post-doctoral Miller fellowship at the University of California, at Berkeley.

David Shapiro, M.D. has served as our chief medical officer and executive vice president, development since 2008. He has over 25 years of clinical development experience in the pharmaceutical industry. Dr. Shapiro founded a consulting company, Integrated Quality Resources, that focused on development stage biopharmaceutical companies and was active in this role from 2005 to 2008. From 2000 to 2005, Dr. Shapiro was executive vice president, medical affairs and chief medical officer of Idun Pharmaceuticals, Inc., prior to its acquisition by Pfizer. From 1995 to 1998, he was president of the Scripps Medical Research Center at Scripps Clinic. He also served as vice president, clinical research at Gensia and as director and group leader, hypertension clinical research at Merck Research Laboratories from 1985 to 1990. Dr. Shapiro has authored more than 20 peer-reviewed publications and organized and chaired several conferences aimed at improving product development. He received his medical degree from Dundee University & Medical School, and undertook his postgraduate medical training in the university affiliated hospitals in Oxford, United Kingdom and the University of Vermont. Dr. Shapiro served on the board of directors of Altair Therapeutics and served for two terms on the Executive Committee of the Board of the American Academy of Pharmaceutical Physicians. He is an elected Fellow of both the Royal College of Physicians of London and the Faculty of Pharmaceutical Physicians of the United Kingdom.

There are no family relationships between or among any of our executive officers. The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

There are no legal proceedings to which any of our executive officers is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Overview

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers and the most important factors relevant to an analysis of these policies and decisions. This section also describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers for 2016. In addition, this section provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative that follow. Our “named executive officers” for the year ended December 31, 2016 were as follows:

Name	Title
Mark Pruzanski, M.D.	Chief Executive Officer and President
David Shapiro, M.D.	Chief Medical Officer and Executive Vice President, Development
Sandip Kapadia	Chief Financial Officer and Treasurer(1)
Rachel McMinn, Ph.D.	Chief Business and Strategy Officer
Lisa Bright	President, International(2)
Barbara Duncan	Former Chief Financial Officer and Treasurer(3)

(1)	Mr. Kapadia joined us in July 2016 as our Chief Financial Officer and Treasurer.
(2)	Ms. Bright joined us in November 2014 as our Head of Europe, was named our Chief Commercial and Corporate Affairs Officer in February 2015 and was named our President, International in July 2016.
(3)	Ms. Duncan served as our Chief Financial Officer and Treasurer until July 2016. Ms. Duncan then served as of Chief Accounting Officer until September 2016, when she ceased to be employed with us.

2016 Performance Highlights

In 2016, we successfully achieved multiple important corporate, product development and commercial milestones that we believe contributed to enhancing stockholder value. Success in achieving these milestones enabled us to achieve receive marketing approval for and start the commercial launch of Ocaliva® (obeticholic acid or OCA) for use in primary biliary cholangitis, or PBC, and continue our development of OCA for PBC, nonalcoholic steatohepatitis, or NASH, and other indications. In particular:

•	Ocaliva in PBC: The accelerated approval of Ocaliva for use in PBC in both the United States in May 2016 and the conditional approval of Ocaliva for use in PBC in the European Union in December 2016 allowed us to commence our commercial launches within our stated timelines.
º	United States: Ocaliva was approved by the U.S. Food and Drug Administration, or FDA, in May 2016 for the treatment of PBC in combination with ursodeoxycholic acid, or UDCA, in adults with an inadequate response to UDCA or as monotherapy in adults unable to tolerate UDCA. We commercially launched Ocaliva in the United States in June 2016 and in conjunction launched Interconnect®, a comprehensive, personalized program that connects patients with dedicated care coordinators who help them understand their disease and provides treatment support and, for eligible patients, financial assistance options. Net U.S. Ocaliva sales were $18.2 million for the full year 2016.
º	Europe: Ocaliva was granted conditional approval by the European Commission in December 2016 for the treatment of PBC in combination with UDCA in adults with an inadequate response to UDCA or as monotherapy in adults unable to tolerate UDCA. This approval allowed us to commence our European commercial launch of Ocaliva in certain European countries in January 2017.

•	OCA Program in NASH: We continued our Phase 3 clinical trial, known as REGENERATE, in non-cirrhotic NASH patients with liver fibrosis. We are targeting completion of enrollment of the cohort of patients needed for the pre-specified interim analysis by mid-2017, with results from the interim analysis anticipated in 2019. We continued a Phase 2 clinical trial, known as the CONTROL trial, to characterize the lipid metabolic effects of OCA and cholesterol management effects of concomitant statin administration in NASH patients. We completed enrollment of the targeted number of patients for our CONTROL trial in October 2016 and expect top-line results in 2017.
•	Other OCA Programs: We completed enrollment in a Phase 2 clinical trial, known as the AESOP trial, to evaluate the effects of varying doses of OCA in patients with primary sclerosing cholangitis, or PSC. We also continued a Phase 2 clinical trial, referred to as the CARE trial, in pediatric patients with biliary atresia.
•	Pipeline Development: We completed a Phase 1 clinical trial of our second product candidate to enter clinical development, called INT-767, a dual FXR and TGR5 agonist, in healthy volunteers.
•	Structure for Success: We continued to add infrastructure and personnel in the United States and internationally to support our product development and commercialization efforts and operations as a public company. We procured sufficient quantities of bulk commercial supply to initiate our commercial launch for Ocaliva for PBC to date. In July 2016, we completed an underwritten public offering of $460.0 million in aggregate principal amount of 3.25% convertible senior notes due 2023, or the convertible notes. After deducting the underwriting discounts and offering expenses of approximately $12.4 million, the net proceeds from the convertible notes offering were approximately $447.6 million. We ended fiscal 2016 with a strong financial position to support our continued commercialization of Ocaliva for PBC and our development programs with approximately $689.4 million in cash, cash equivalents and investment securities.

At the 2016 annual meeting of stockholders, over 99% of the shares cast affirmatively or negatively voted in favor of approving our 2015 executive compensation.

Executive Compensation Philosophy

The primary objective of our executive compensation policy is to attract, retain and motivate the key executives necessary for our short-term and long-term success. We seek to tie short-term and long-term compensation to employee performance, including the achievement of measurable corporate objectives, and to align executives’ incentives with stockholder value.

The compensation committee approves compensation based on certain compensation philosophies, including the following:

•	Pay-for-performance. Executive compensation should reward achievement of corporate objectives and provide strong alignment with increasing value for stockholders. Our incentive plans deliver greater rewards when corporate and individual performance exceeds objectives, while providing lower compensation levels if performance expectations are not met.
•	Attract, retain and motivate. The executive compensation program should be a differentiator that helps Intercept attract, retain and motivate highly-talented individuals with the necessary skills and demonstrated abilities to deliver superior execution of our short- and long-term strategic plans and drive our continued success.
•	Competitive with peer group. Executive compensation should be competitive with compensation paid by market peers who compete with us for talent.
•	Balanced combination of compensation elements. The executive compensation program should include a balance of cash and equity incentives that reward short- and long-term performance. Our cash compensation provides alignment with the achievement of critical annual objectives, while equity-based compensation aligns the interests of our executive officers more closely with our stockholders.

•	Aligned with our corporate culture. The compensation principles for our executive leadership team should be aligned with those for all employees to help create a company-wide performance culture.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;
•	annual target-based cash bonuses;
•	equity incentive awards; and
•	broad-based health and welfare benefits.

The compensation committee believes that a significant amount of executive compensation should be in the form of “at risk” incentives and that the pay mix should be strongly weighted toward equity incentive awards in order to provide alignment with long-term stockholder value. However, we do not have a formal or informal policy for a pre-set allocation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our compensation committee, after reviewing information provided by our compensation consultant and other relevant data, determines what it believes to be the appropriate level and mix of the various compensation components. We generally strive to provide our named executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance. Ultimately, the objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for Intercept and our stockholders. Therefore, we provide base salaries that meet competitive salary norms and recognize individual performance on an annual basis. We provide an opportunity to earn annual target-based cash bonuses to incentivize and reward superior short-term performance. To further focus our executives on longer-term performance and the creation of stockholder value, we rely upon equity-based awards that vest over a meaningful period of time. In addition, we provide our executives with benefits that are generally available to our salaried employees.

Base salary

We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our named executive officers typically are established through an arm’s-length negotiation at the time the executive is hired, taking into account the position for which the executive is being considered and the executive’s qualifications, prior experience and prior salary. None of our executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, our compensation committee reviews and evaluates, with input from our chief executive officer, the need for adjustment of the base salaries of our executives based on changes and expected changes in the scope of an executive’s responsibilities. The compensation committee also considers promotions, the individual contributions made by and performance of the executive during the prior fiscal year, the executive’s performance over a period of years, overall economic and labor market conditions, the relative ease or difficulty of replacing the executive with a well-qualified person, our overall growth and development as a company, general salary trends in our industry and among our peer group and where the executive’s salary falls in the salary range presented by that data. For more information regarding our peer group, see “Our Compensation Process — Market Benchmarking and Peer Group.” In making decisions regarding salary increases, we may also draw upon the experience of members of our board of directors with other companies. We do not provide for any formulaic base salary increases for our named executive officers.

For 2016, the compensation committee recommended annual base salaries for each of our named executive officers based on their overall individual performance in 2015, their increased level of experience and to ensure that their salaries remained competitive with those of similarly-situated executives in our peer group. For 2016, the annual base salary for each of our named executive officers was increased from his or her 2015 annual base salary as follows:

Executive	2015 Salary	2016 Salary	% Increase
Mark Pruzanski, M.D.	$600,000	$620,000	3.33%
David Shapiro, M.D.	$460,000	$475,000	3.26%
Sandip Kapadia	$—	$400,000	—
Rachel McMinn, Ph.D.	$390,000	$420,000	7.69%
Lisa Bright*	$396,000	$430,000	8.58%
Barbara Duncan	$415,000	$430,000	3.61%

*	Ms. Bright’s salary is paid in the British Pound equivalent of the approved U.S. dollar amount. In 2016, Ms. Bright’s salary was equal to £300,000.

The change to the base salary of each named executive officer was effective as of January 1, 2016. Ms. Duncan left the service of our company in September 2016. Her prorated salary for 2016 was $322,500 through her last day of employment. In 2016, Ms. Duncan also received other compensation in connection with her separation in accordance with the terms of the transition agreement and release entered into between us and Ms. Duncan, as amended, or the Duncan Transition Agreement. Ms. Bright entered into an employment agreement, or the Bright-IPEL Employment Agreement, with our subsidiary Intercept Pharma Europe Ltd., or IPEL, in October 2016, pursuant to which she receives a base salary of £300,000. The Duncan Transition Agreement and the Bright-IPEL Employment Agreement are described in “— Other Named Executive Officers” under the discussion of “Employment Arrangements with Our Named Executive Officers.” Mr. Kapadia joined our company in July 2016, and his prorated salary for 2016 was $200,000.

Please refer to “— Compensation Decisions Relating to Fiscal Year 2017” for a listing of the annual base salaries of each of our named executive officers for 2017.

Annual target-based cash bonuses

As part of our pay-for-performance philosophy, our annual target-based cash bonus program is designed to reward our named executive officers for the achievement of specified annual corporate objectives. At the beginning of each year, the bonus opportunity for each executive officer is established as a target percentage of his or her base salary. The actual annual cash bonus amounts payable to our executive officers are determined after year end based on the compensation committee’s evaluation of performance against the corporate objectives and, in the case of our named executive officers other than Dr. Pruzanski, individual performance levels. Individual performance of the executive officers other than Dr. Pruzanski is determined by the compensation committee after considering the overall performance of the individual executive and taking into account the recommendations of the chief executive officer. The overall assessment by our compensation committee is based on the evaluation of objective metrics, such as the successful achievement of the applicable goal and the weightings ascribed to such goal, which is then adjusted to reflect other factors that may be pertinent to the performance of the company and the individual executive officer.

The annual corporate objectives include achievement of specific clinical, regulatory, commercial and precommercial, operational and/or financial milestones, with a focus on regulatory achievements, commercial and precommercial preparedness, commercial net sales amounts, the advancement of our product candidates in clinical development, the pursuit of various internal initiatives and ensuring adequate funding for our growth. The corporate objectives are proposed by senior management each year and reviewed and approved by our compensation committee and board of directors in the beginning of our fiscal year, with such modifications as the compensation committee and board of directors deem appropriate. The corporate objectives are designed to require significant effort and operational success on the part of our executives and Intercept, but also to be achievable with hard work and dedication.

Our compensation committee believes that a bonus program based on the evaluation of multiple corporate objectives and individual performance is best-suited for a biopharmaceutical company at our stage of development due to the uncertainties inherent in development, regulatory approval and commercialization of new drug treatments. Our compensation committee also considers the practices of our peer group and overall industry practices as part of its review of our bonus program. In order to better align bonus payouts with performance, the compensation committee may take additional significant corporate achievements into account for the current year’s bonus calculation that were not contemplated at the time the current year corporate objectives were determined. Our compensation committee also has the authority to shift corporate objectives to subsequent fiscal years and to eliminate them for the current year’s bonus calculation if it determines that underachievement of a goal was primarily caused by circumstances that were beyond the executive’s control or if it determines that the business priorities for the year had shifted.

Each of our compensation committee and our board of directors has authority, in its sole discretion, to review and approve management’s evaluation of how our company performed against its corporate objectives and the recommended bonus payout levels. This authority includes the ability to rate the accomplishment of particular objectives at greater than 100% of target based on exceptional company performance. In any year, our executives can achieve up to 125% of target after factoring all potential performance achievements deemed by our compensation committee and our board of directors as exceeding applicable objectives and goals.

The target annual cash bonus for each executive officer is set by the compensation committee as a percentage of each executive officer’s base salary. The target percentages approved by our compensation committee were based on an evaluation of peer group data, as well as consideration of the level of qualification and experience of each executive at Intercept as well as internal pay comparisons.

2016 Bonuses

For 2016, our annual corporate objectives were as follows:

Advance PBC Program:

•	Obtaining regulatory approval of Ocaliva in PBC in both the United States and Europe; and
•	Achievement of certain commercial sales metrics for Ocaliva in PBC.

Advance NASH Program:

•	The achievement of certain development milestones related to the REGENERATE trial in non-cirrhotic NASH patients with liver fibrosis; and
•	The achievement of certain development milestones related to the CONTROL trial to assess the lipid metabolic effects of OCA and the effects of concomitant statin administration in NASH patients.

Advance Product Pipeline:

•	The achievement of certain development milestones related to our Phase 2 AESOP trial to evaluate the effects of varying doses of OCA in patients with primary sclerosing cholangitis, or PSC; and
•	The achievement of certain development milestones related to the Phase 1 trial for INT-767 and planning of Phase 2 trial.

Advance Corporate Infrastructure

•	Implement certain key performance indicators related to our business across the company.

In February 2017, our compensation committee considered the performance of our company in light of the above goals, together with other information available to it, and determined that we achieved our 2016 corporate objectives at a level of 80%.

Our compensation committee did not set any specific individual performance targets for the payment of cash bonuses to our named executive officers in 2016. Instead, the compensation committee reviewed our company performance against our 2016 corporate objectives and also evaluated the individual performance of each named executive officer. Dr. Pruzanski’s bonus is determined solely based on the achievement of corporate goals, whereas the bonus for our other named executive officers is based on both our corporate goals and individual performance.

The 2016 target and actual bonuses for each named executive officer were:

Executive	Target Bonus as % of Base Salary	Actual Bonus as % of Target
Mark Pruzanski, M.D.	70%	80%
David Shapiro, M.D.	50%	80%
Sandip Kapadia	50%	92%
Rachel McMinn, Ph.D.	50%	90%
Lisa Bright	50%	85%
Barbara Duncan(1)	50%	100%

(1)	Pursuant to the Duncan Transition Agreement, Ms. Duncan was eligible to receive a bonus equal to 50% of her pro-rated 2016 base salary.

Equity incentive awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the long-term interests of our executives and our stockholders. In addition, we believe that equity awards with a time-based or performance-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period.

To date, we have used equity awards both to compensate our executive officers in the form of new hire grants at their commencement of employment, and to provide ongoing long-term incentives to our named executive officers as our business has developed. We also generally plan to grant equity awards on at least an annual basis to all of our executive officers. Typically, stock options and shares of restricted stock granted to our executive officers vest over a period of four years, subject to continued employment. Subject to the terms of each executive officer’s employment agreement as described below, vesting ceases upon termination of employment, and stock option exercise rights cease shortly after termination of employment. The exercise price for any Intercept stock option is set at no less than the fair market value of our common stock on the date of grant as determined by reference to the closing market price of our common stock on the date of grant.

Annual equity awards

In determining the size of the annual equity awards granted to our named executive officers, our compensation committee considers recommendations developed by our compensation consultant, including information regarding comparative stock ownership of, and equity awards received by, the executives in our peer group and our industry. In addition, our compensation committee considers each executive’s individual performance, the extent to which such executive has vested previous equity awards, as well as our overall corporate performance and the potential for enhancing the long-term creation of value for our stockholders.

Equity awards to our named executive officers are typically granted annually in conjunction with the review of their individual performance and Intercept’s overall performance for the previous year. This review typically occurs at meetings of the compensation committee held during the first quarter of each year. This allows the compensation committee to receive various metrics related to our performance in the previous year before making award determinations.

In making annual equity awards for 2016, our compensation committee considered, among other things, the value of the annual equity awards received by executives in our peer group and our industry and the size of the annual equity awards as a percentage of our company’s outstanding stock, dilution to existing stockholders and the retention value in the outstanding equity program based on the value of outstanding unvested awards, all of which were considered in light of individual and company performance for the previous year, 2015. Based on the recommendation of our chief executive officer, and in consideration of our company’s performance and the market performance of our common stock, our compensation committee determined that it would be appropriate to grant equity awards targeting the 50th percentile range of our peer group and industry. To promote our pay-for-performance philosophy, individual equity awards were positioned higher or lower within the peer group range based on the individual performance of each named executive officer.

We believe that a mix of compensation components incentivizes consistently strong performance. In 2016, the compensation committee granted equity incentives in a mix of stock options and restricted stock. Our approach reflects what we believe is an appropriate equity mix, providing executives with exposure to downside stock-price risk through stock options while addressing the historically high volatility of our common stock through the restricted stock award component. This approach also helps manage overall dilution levels and the remaining equity pool available under our 2012 Plan in light of our significant recent growth and continued expansion in company-wide headcount. We expect these two types of equity incentives to be part of the compensation mix on an annual basis.

2016 Equity Awards

In February 2016, as part of our annual grant process, our compensation committee approved the grant of certain time-based options to purchase shares of our common stock and shares of restricted stock to our named executive officers. Each of the time-based stock option awards and shares of restricted stock vested with respect to 25% of the shares on January 1, 2017, and vest with respect to the remaining shares in approximately equal monthly installments for the stock options and quarterly installments for the restricted stock through January 1, 2020. The time-based stock option awards have an exercise price of $94.29 per share, the last reported sale price of our common stock on the NASDAQ Global Select Market on the date of grant.

Name	Time-Based Awards (# of Shares)
	Options	Restricted Stock
Mark Pruzanski, M.D.	30,500	23,300
David Shapiro, M.D.	10,200	7,800
Barbara Duncan	8,100	6,200
Rachel McMinn, Ph.D.	8,800	6,700
Lisa Bright	10,200	19,525	(1)

(1)	Includes 11,725 shares granted to Ms. Bright pursuant to the Bright-IPEL Employment Agreement, the vesting of which is conditioned on the satisfaction of certain performance criteria set forth in such agreement, in addition to 7,800 shares granted as part of our annual grant process.

New hire equity awards

We grant a new hire equity award in connection with the commencement of an executive’s employment as appropriate and necessary to recruit talent, consistent with industry practice. The size of each new hire award is established through arm’s-length negotiation at the time the executive is hired, taking into account the position for which the executive is being considered and the executive’s qualifications, prior experience and compensation including forfeited equity awards, as well as external factors such as competitive market demand. Typically, the time-based stock options and restricted stock we grant to our newly-hired executive officers vest over a period of four years. In each case, subject to the terms of each executive officer’s employment agreement as described below, vesting ceases upon termination of employment, and stock option exercise rights cease shortly after termination of employment. The following table sets forth the new hire equity awards that were granted to Mr. Kapadia, who commenced his employment in July 2016, which were consistent with the annual equity awards made to our other executives in February 2016. The stock options have an exercise price of $146.36, which is equal to the closing sale price for our common stock on the NASDAQ Global Select Market on the date of grant.

Name	Time-Based Awards (# of Shares)
	Options	Restricted Stock
Sandip Kapadia	18,000	15,000

Benefits and other compensation

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, group life insurance and long- and short-term disability insurance. For our U.S.-based executives, we also provide a 401(k) plan. Under our 401(k) plan, we are permitted to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. Since 2015, we have matched an employee’s contributions to the 401(k) plan up to the first five percent of the employee’s salary. We provide pension, insurance and other benefits to executives located outside the United States in line with those provided to similar executives in their respective countries. All of our executives are eligible to participate in all of our employee benefit plans available in their respective countries, in each case on the same basis as other employees. The compensation committee in its discretion may revise, amend or add to the named executive officer’s benefits and perquisites if it deems it advisable.

In particular circumstances, we may agree to reimburse an executive officer for certain expenses, such as commuting or travel expenses, as an additional incentive to join Intercept in a position where there is high market demand. Whether such expenses are covered and the amount of the reimbursement is determined on a case-by-case basis under the specific hiring circumstances. In 2016, we reimbursed Ms. Bright for her commuting costs, which reimbursement is capped at a maximum of £1,080 per month (approximately $1,313.93), plus gross ups on the applicable tax amounts. Ms. Bright and Dr. Shapiro also received a car allowance in 2016. See “— Summary Compensation Table.”

Severance and change in control benefits

Pursuant to employment agreements or arrangements we have entered into with our executive officers, our executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of Intercept. Please refer to “— Narrative Disclosure to Summary Compensation Table” for a more detailed discussion of these benefits. We have provided estimates of the value of the severance payments and other benefits that would have been made or provided to executive officers under various termination circumstances under the caption “— Potential Payments Upon Termination or Change in Control” below.

We believe that providing these benefits helps us compete for executive talent. After reviewing the practices of companies represented our peer group, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives of the companies in our peer group.

We have structured our change in control benefits as “double trigger” benefits. In other words, the change in control does not itself trigger benefits. Rather, benefits are paid only if the employment of the executive officer is terminated during a specified period after the change in control. We believe that a “double trigger” benefit is protective of stockholder value because it prevents an unintended windfall to executive officers in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

Executive stock ownership guidelines

In order to better align our executives’ incentives to stockholder value, in February 2017, our board of directors adopted stock ownership guidelines pursuant to which our chief executive officer is required to maintain a number of shares of common stock equal in value to three times annual base salary and our other executive officers are required to maintain a number of shares of common stock equal in value to one times annual base salary. Our executive officers, including our chief executive officer, will be provided with a five-year period to comply with these guidelines. Until the ownership guidelines are satisfied, our executive officers are required to maintain a minimum retention ratio of at least 50% of their annual equity awards, net of shares sold or withheld solely to pay applicable exercise fees and/or withholding taxes. Any executive failing to meet the guidelines within the allotted compliance period will be required to maintain a minimum retention ratio of 100% of net shares after the applicable exercise fees and/or withholding taxes.

Our Compensation Process

The Role of the Compensation Committee

Our compensation committee oversees our policies governing the compensation of our executive officers. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers. Our compensation committee consists of three members of our board of directors, each of whom has extensive experience in our industry and is an independent director under applicable NASDAQ and SEC rules. The compensation committee uses its judgment and experience to develop and approve executive compensation decisions, including our chief executive officer’s compensation package. In doing so, the compensation committee meets with our independent compensation consultant, in executive session, without our chief executive officer or any other member of management present. The compensation committee periodically evaluates the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent. For the 2016 compensation for our named executive officers, our board of directors (other than our chief executive officer) ratified the approval of our compensation committee’s decision.

Management’s Involvement in the Executive Compensation Process

A small number of executives, including our chief executive officer, our head of human resources and our head of legal affairs, participate in general sessions of our compensation committee. Management does not participate in executive sessions of our compensation committee. At the request of the compensation committee, our chief executive officer provides input and recommendations to the compensation committee on salary adjustments, annual target-based cash bonus amounts and appropriate equity incentive compensation levels in relation to our executive officers other than himself. In formulating these recommendations, our chief executive officer may consider data obtained from third-party sources, including data provided by a compensation consultant other than the compensation consultant retained by the compensation committee. Any data provided by separate compensation consultants used by management is either not customized specifically for Intercept or is customized based on parameters that are not developed by such compensation consultant and about which such compensation consultant does not provide advice.

Use of Independent Compensation Consultants by the Compensation Committee

In designing our executive compensation program, our compensation committee considers publicly available compensation data for U.S. companies in the biopharmaceutical industry to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. Our compensation committee also retained the services of Radford, an independent compensation consultant and a part of Aon Hewitt, a business unit of Aon plc, to provide it with additional comparative data on executive compensation practices in our industry and to advise it on our executive compensation program generally. For 2016, Radford provided advice and data to the compensation committee on executive and director compensation matters, including the selection of our peer group, comparative market pay levels, equity dilution and annual share utilization practices, incentive plan design and emerging market trends. Although the compensation committee considers the advice and recommendations of the compensation consultant about our executive compensation program, the compensation committee ultimately makes its own decisions about these matters.

The compensation committee regularly reviews the services provided by its outside consultant and performs an annual assessment on the independence of its compensation consultant to determine whether the compensation consultant is independent. The compensation committee conducted a specific review of its relationship with Radford in 2016, and determined that Radford is independent in providing Intercept with executive and director compensation consulting services and that Radford’s work for the compensation committee did not raise any conflicts of interest, consistent with SEC rules and NASDAQ listing standards.

Market Benchmarking and Peer Group

Our compensation committee references a peer group of publicly traded companies in the biopharmaceutical industry for purposes of gathering data to compare with our existing executive compensation levels and practices and as context for future compensation decisions. The compensation committee periodically reviews and updates the compensation peer group, as appropriate, to include companies that the compensation committee believes are competitors for executive talent and that are similar to us in stage of development, market capitalization and number of employees. The compensation committee may consider peer group and other industry compensation data and the recommendations of our compensation consultant when making decisions related to executive compensation, ultimately giving consideration to the competitiveness of our compensation program, internal perceptions of equity and individual performance. The compensation committee also considered peer companies identified by proxy advisory firms in the prior year’s proxy cycle.

The companies included in our peer group for 2016 were: ACADIA Pharmaceuticals Inc., Alkermes plc, Alnylam Pharmaceuticals, Inc., Anacor Pharmaceuticals, Inc., bluebird bio, Inc., Ironwood Pharmaceuticals, Inc., Medivation, Inc., Merrimack Pharmaceuticals, Inc., Neurocrine Biosciences, Inc., Ophthotech Corporation, Puma Biotechnology, Inc., Seattle Genetics Inc., Tesaro, Inc., Ultragenyx Pharmaceutical Inc. and United Therapeutics Corporation.

Annual Compensation Review Process

At the end of each calendar year, the compensation committee considers each executive’s performance for the completed year. This process includes the review of recommendations by our chief executive officer to the compensation committee with respect to each executive officer (other than himself) as to:

•	the achievement of stated corporate performance objectives;
•	the level of contributions made to the general management and guidance of Intercept; and
•	the amount of any salary increases, cash bonus payouts and new equity awards.

The compensation committee takes into consideration these recommendations and other relevant performance and competitive market factors when it makes its determination on executive compensation matters.

Consideration of Prior Stockholder Advisory Vote to Approve Named Executive Officer Compensation

Each year, our compensation committee considers the outcome of the annual stockholder advisory vote to approve named executive office compensation when making decisions relating to the compensation of our named executive officers and our executive compensation programs and policies. At our 2016 annual meeting of stockholders, our stockholders demonstrated strong support of our named executive compensation programs. The compensation committee will continue to take into account future stockholder advisory votes to approve executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to our programs and policies are warranted to reflect stockholder concerns or to address market developments.

Compensation Decisions Relating to Fiscal Year 2017

In February 2017, in order to provide each of our named executive officers with base salaries that are competitive with our publicly traded peer companies, the annual base salaries of our named executive officers were increased as follows, effective January 1, 2017: for Dr. Pruzanski, to $675,000; for Dr. Shapiro, to $489,300; for Ms. Bright to £320,000; for Dr. McMinn, to $432,600; and for Mr. Kapadia, to $425,000. In addition, in February 2017, our board of directors approved bonus targets for our named executive officers for 2017 as follows: for Dr. Pruzanski, 70%; for Dr. Shapiro, 50%; for Ms. Bright, 50%; for Ms. McMinn, 50%; and for Mr. Kapadia, 50%.

In February 2017, the compensation committee of the board of directors approved the following equity grants to our named executive officers: for Dr. Pruzanski, stock options to purchase 40,000 shares of common stock and 23,200 shares of restricted stock; for Dr. Shapiro, stock options to purchase 10,000 shares of common stock and 6,000 shares of restricted stock; for Ms. Bright, stock options to purchase 7,800 shares of common stock and 4,700 shares of restricted stock; for Dr. McMinn, stock options to purchase 8,300 shares of common stock and 5,000 shares of restricted stock; and for Mr. Kapadia, stock options to purchase 11,600 shares of common stock and 7,000 shares of restricted stock. The exercise price for the options awarded to our executive officers is $107.18 per share, the last reported sale price of our common stock on the NASDAQ Global Select Market on the date of the grant.

Compensation Committee Report

The compensation committee of the board of directors of Intercept Pharmaceuticals, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Intercept’s management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors of Intercept Pharmaceuticals, Inc.

Gino Santini
Srini Akkaraju, M.D., Ph.D.
Daniel Welch

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)		Stock Awards(2) ($)		Option Awards(3)(4) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Mark Pruzanski, M.D. Chief Executive Officer and President	2016	620,000		420,000		2,196,957		1,608,449	—	4,627	(5)	4,850,033
	2015	600,000		420,000		2,255,185		2,841,753	—	4,627	(5)	6,121,565
	2014	537,500		327,250		1,249,981		1,108,935	—	4,444	(5)	3,228,110
David Shapiro, M.D. Chief Medical Officer and Executive Vice President, Development	2016	475,000		184,000		735,462		537,908	—	29,877	(6)	2,232,247
	2015	460,000		184,000		769,153		1,143,686	—	29,877	(6)	2,586,716
	2014	409,250		165,900		400,079		354,945	—	15,052	(6)	1,345,226
Sandip Kapadia Chief Financial Officer and Treasurer	2016	200,000		75,000	(7)	2,195,400	(8)	1,559,019	—	7,057	(9)	4,036,476
Rachel McMinn, Ph.D. Chief Strategy and Business Officer	2016	420,000		156,000		631,743		464,077	—	16,508	(10)	1,688,328
	2015	390,000		156,000	(11)	604,868		925,424	—	16,508	(10)	2,092,800
	2014	236,667		130,169	(11)	1,300,263	(12)	1,166,901	—	2,560	(10)	2,836,560
Lisa Bright(13) Chief Commercial and Corporate Affairs Officer	2016	367,280		135,680		780,215		537,908	—	111,854	(14)	1,932,937
	2015	396,000	(13)	158,400		776,620		1,174,242	—	140,421	(14)	2,645,683
Barbara Duncan Former Chief Financial Officer and Treasurer	2016	322,500		327,250		584,598		427,162	—	21,168	(15)	1,682,678
	2015	415,000		166,000		604,868		925,424	—	21,168	(15)	2,132,460
	2014	372,500		148,125		400,079		354,945	—	8,527	(15)	1,284,176

(1)	For 2016, 2015 and 2014, our named executive officers were granted a target-based bonus. The target-based bonuses were based on a target percentage of each named executive officer’s base salary for the fiscal year and then adjusted based on pre-determined corporate goals as well as on a subjective evaluation of individual performance, except for our chief executive officer whose annual bonus was determined solely based on attainment of our company objectives. See “Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Annual target-based cash bonus” for the target achievement by each of our named executive officers. In 2015, the target-based bonus was based on the achievement of 100% of corporate goals, in the case of Dr. Pruzanski, and 100% of corporate goals and individual performance, in the case of our other named executive officers. In 2014, the target-based bonus was based on the achievement of 90% of corporate goals, in the case of Dr. Pruzanski, 90% of corporate goals and individual performance, in the case of our other named executive officers (prorated for Dr. McMinn).
(2)	The amounts in this column represent the aggregate grant date fair value of restricted stock units or restricted stock awards granted to the named executive officer computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to our consolidated financial statements in our annual report on Form 10-K filed with the SEC on March 1, 2017 for a discussion of the assumptions used in determining the grant date fair values of equity awards. These amounts do not correspond to the actual value that will be recognized by the named executive officers.
(3)	The amounts in this column represent the aggregate grant date fair value of stock options granted to the named executive officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to our consolidated financial statements in our annual report on Form 10-K filed with the SEC on March 1, 2017 for a discussion of the assumptions used in determining the grant date fair values of equity awards. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(4)	In 2014, our executive officers were granted performance vesting options to purchase our common stock. The value of the awards on the date of grant assuming the achievement of the highest level of performance conditions were as follows: Mark Pruzanski ($5,046,700); David Shapiro ($1,816,777); Barbara Duncan ($1,463,545); and Rachel McMinn ($1,412,806). The value of these options is determined as described in footnote 3 above.
(5)	Amounts reflect payments made for health insurance coverage of Dr. Pruzanski and his family members, above the amounts generally paid for the coverage of our employees.
(6)	Amounts reflect a monthly car allowance of $1,000 paid to Dr. Shapiro under the terms of his employment agreement, described below, and the payments of $4,627, $4,627 and $3,051 made in 2016, 2015 and 2014, respectively, for health insurance coverage of Dr. Shapiro and his family members, above the amounts generally paid for the coverage of our employees. Also reflects a payment of $13,250 in 2016 for employer matched 401(k) contributions.
(7)	Mr. Kapadia commenced his employment with us in July 2016. Mr. Kapadia was awarded a signing bonus of $75,000, of which was paid in July 2016.
(8)	Mr. Kapadia’s equity grants for 2016 reflect the larger amounts awarded for initial new-hire grants.
(9)	Amount reflects a commuting allowance of $1,098 paid to Mr. Kapadia in 2016 and a payment of $3,959 made in 2016 for health insurance coverage of Mr. Kapadia and his family members, above the amounts generally paid for the coverage of our employees. Also reflects a payment of $2,000 in 2016 for employer matched 401(k) contributions.
(10)	Amounts reflect payments of $3,258, $3,258 and $2,560 made in 2016, 2015 and 2014, respectively, for health insurance coverage of Dr. McMinn and her family members, above the amounts generally paid for the coverage of our employees. Also reflects a payment of $13,250 in 2016 for employer matched 401(k) contributions.
(11)	Dr. McMinn commenced her employment with us in April 2014. Dr. McMinn was awarded a signing bonus of $50,000, of which $25,000 was paid in May 2014 and the remainder was paid in May 2015.
(12)	Dr. McMinn’s equity grants for 2014 reflect the larger amounts awarded for initial new-hire grants.
(13)	Ms. Bright joined Intercept on November 2014 as the head of Europe. She became an executive officer of our company when she was promoted to the position of Chief Commercial and Corporate Affairs Officer in February 2015. Ms. Bright’s compensation for 2014 is not provided in the table because she was not an executive officer for the 2014 period. Ms. Bright’s cash compensation is paid in the British Pound equivalent of the approved U.S. Dollar amount.
(14)	Amounts reflect a monthly car allowance of $1,445 paid to Ms. Bright under the terms of her employment agreement, described below, and the payments of $19,681 and $27,217 made in 2016 and 2015, respectively, for supplemental health coverage. Also reflects a payment of $68,157 for employer paid pension compensation and monthly commuting costs of $6,680. See “— Narrative Disclosure to Summary Compensation Table” for more information relating to additional compensation made to Ms. Bright.
(15)	Amounts reflect payments of $7,918, $7,918 and $8,527 made in 2016, 2015 and 2014, respectively, for health insurance coverage of Ms. Duncan and her family members, above the amounts generally paid for the coverage of our employees. Also reflects a payment of $13,250 in 2016 for employer matched 401(k) contributions.

Narrative Disclosure to Summary Compensation Table

Employment Arrangements with Our Named Executive Officers

Mark Pruzanski, M.D. Dr. Pruzanski’s employment agreement provides for an initial term of one year with automatic renewal each year thereafter unless terminated by either us or Dr. Pruzanski. Dr. Pruzanski’s base salary, effective as of January 1, 2017, was set at $675,000 per year, subject to annual review and increase (but not decrease), as determined by our board of directors or the compensation committee. Dr. Pruzanski is also eligible to receive an annual bonus payment of up to 70% of his annual base salary, based on achievement of certain performance milestones identified by our board of directors in consultation with Dr. Pruzanski. During 2016, Dr. Pruzanski’s base salary was $620,000. Dr. Pruzanski’s 2016 salary was effective on January 1, 2016.

Dr. Pruzanski is also eligible to participate in our group benefits programs, including but not limited to medical, disability and life insurance, vacation and retirement plans, and a 401(k) plan sponsored by us. We initiated a 401(k) matching program for all of our employees in the United States, including our named executive officers, in 2015. We have agreed to pay 100% of the health insurance premiums of Dr. Pruzanski and his spouse and other dependents and an annual life insurance premium of $10,000. During 2016, although we paid the premium for Dr. Pruzanski’s participation in our group life insurance policy, which is available generally to all employees, we did not purchase or pay premiums for any individual life insurance policy for Dr. Pruzanski. We are also required to purchase short-term and long-term disability policies insuring at least 60% of Dr. Pruzanski’s base salary.

If Dr. Pruzanski terminates his employment with us or we terminate his employment for any reason, in addition to payment of accrued compensation and benefits, Dr. Pruzanski will be entitled to an amount equal to his target bonus for the prior year, if unpaid, and the prorated portion of his target bonus for the year in which his termination occurs. In the event that Dr. Pruzanski does not renew his employment at the end of the employment term, is terminated for cause, is terminated due to death or disability, or he terminates his employment without good reason, Dr. Pruzanski will not be entitled to any severance benefits except as otherwise described below or otherwise required by law.

In the event we do not renew Dr. Pruzanski’s employment at the end of the employment term, Dr. Pruzanski is terminated by us without cause, as defined in the employment agreement, or he resigns with good reason, as defined in the employment agreement, Dr. Pruzanski will be entitled to receive (i) 12 months of his base salary payable according to our company’s payroll, (ii) a lump sum payment equal to the mean bonus earned by him during the prior three years (such payment shall be in lieu of the prorated bonus payment for the year in which the termination occurs described above) and (iii) continuation of participation in our group health and/or dental plan and the payment of his premiums for 12 months from the date of termination (or the cost of COBRA coverage for such period) for Dr. Pruzanski, his spouse and any dependents covered under our group health and/or dental plan prior to termination.

If Dr. Pruzanski is terminated due to disability, he is entitled to (i) 12 months of base salary payable according to our company’s payroll, so long as he is not eligible to participate in a company-sponsored short-term and long-term disability plans that provide for benefits of at least 60% of base salary, and (ii) continued participation in our group health and/or dental plan and the payment of his premiums for 12 months following the date of termination (or the cost of COBRA coverage for such period) for Dr. Pruzanski, his spouse and any dependents covered under our group health and/or dental plan prior to termination.

If we do not renew Dr. Pruzanski’s employment at the end of the employment term, Dr. Pruzanski is terminated by us without cause, he resigns with good reason or Dr. Pruzanski is terminated due to his death or disability, all of Dr. Pruzanski’s stock options and equity awards will vest upon the effectiveness of a release of claims in our favor and his stock options will be exercisable for up to three years from the effective date of termination unless the stock plan pursuant to which the option is granted requires earlier termination. In the event that Dr. Pruzanski does not renew his employment at the end of the employment term, Dr. Pruzanski is terminated for cause or he terminates his employment without good reason, all of his unvested equity awards and stock options will immediately be forfeited upon the effective date of such termination and all of his vested stock options will be exercisable for up to three years from the effective date of termination unless the stock plan pursuant to which the option is granted requires earlier termination.

In the event of the termination of Dr. Pruzanski’s employment in anticipation of, and/or within three months before or 12 months following, a change in control, as defined in the employment agreement, (i) by us because we do not renew Dr. Pruzanski’s employment at the end of the employment term, (ii) by us for any reason other than for cause or (iii) by Dr. Pruzanski for good reason, Dr. Pruzanski will be entitled to receive (a) an amount equal to 24 months’ of his then-current monthly base salary payable as a single lump sum, (b) a lump sum payment equal to two times the mean bonus earned during the prior three years (such payment shall be in lieu of the prorated bonus payment for the year in which the termination occurs described above) and (c) continuation of participation in our group health and/or dental plan and the payment of his premiums for up to 24 (but not less than 18) months from the date of termination (or the cost of COBRA coverage for such period) for Dr. Pruzanski, his spouse and any dependents covered under our group health and/or dental plan prior to termination.

Receipt of the severance benefits described above is conditioned upon Dr. Pruzanski entering into a release of claims with us and the release becoming effective and irrevocable within 60 days after termination. Dr. Pruzanski has acknowledged and agreed that the timing of payments may be modified by us to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or the Code.

To the extent that we are required to implement a clawback policy for the incentive compensation paid to Dr. Pruzanski based on erroneous data contained in an accounting statement pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Dr. Pruzanski’s employment agreement contemplates that the terms of such policy will be incorporated into his employment agreement, provided that such policy applies to the other executive officers of our company.

Under Dr. Pruzanski’s employment agreement, “cause” for termination shall be deemed to exist upon (a) a good faith finding by a majority of the members of the board (excluding Dr. Pruzanski) that (i) Dr. Pruzanski has engaged in material dishonesty, willful misconduct or gross negligence, or (ii) Dr. Pruzanski has materially breached the employment agreement, and has failed to cure such conduct or breach within 30 days after his receipt of written notice from us, or (b) Dr. Pruzanski’s conviction or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony. Under Dr. Pruzanski’s employment agreement, “good reason” is defined as a material change in duties, position, responsibilities or reporting requirements, relocation of Dr. Pruzanski’s place of employment by more than 50 miles from his principal residence or place of employment prior to such change or our material breach of the employment agreement.

Other Named Executive Officers

The base salary of our named executive officers other than Dr. Pruzanski, whom we refer to as the non-CEO named executive officers, is subject to annual review and increase (but not decrease), as determined by our board of directors and the compensation committee. Each of our non-CEO named executive officers is also eligible to receive an annual bonus based on a target percentage set by our board of directors and the compensation committee in consultation with our chief executive officer. See “Compensation Discussion and Analysis” above for a discussion of the 2016 and 2015 base salaries of our non-CEO named executive officers.

The following table sets forth the base salary and bonus target percentages for 2017 for each of our non-CEO named executive officers, other than Ms. Duncan who ceased to be employed with us in September 2016:

Name	2017 Base Salary	2017 Bonus Target
David Shapiro, M.D.	$489,000	50%
Rachel McMinn, Ph.D.	$432,000	50%
Sandip Kapadia	$425,000	50%
Lisa Bright	$400,000	50%

We maintain broad-based benefits that are provided to all employees, including our executive officers, such as medical, dental, group life insurance and long- and short-term disability insurance. For our U.S.-based employees, including our U.S.-based executives, we also provide a 401(k) plan. Under our 401(k) plan, we are permitted to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. Starting in 2015, we generally match an employee’s contributions to the 401(k) plan up to the first five percent of the employee’s salary. We provide pension, insurance and other benefits to employees and executives located outside the United States in line with those provided in their respective countries to personnel of similar level and experience. All of our executives are eligible to participate in all of our employee benefit plans available in their respective countries, in each case on the same basis as other employees. We have agreed to pay 100% of the health insurance premiums of our named executive officers and their respective spouses and other dependents. For Dr. Shapiro, we provide a monthly car allowance of $1,000. For Ms. Bright, we provide a monthly car allowance of £1,180 (approximately $1,725) and we reimburse her £1,080 (approximately $1,314) per month for commuting costs plus gross ups on the applicable tax amounts for commuting. The compensation committee in its discretion may revise, amend or add to the named executive officer’s benefits and perquisites if it deems it advisable.

David Shapiro, Rachel McMinn & Sandip Kapadia

The employment agreements of Drs. Shapiro and McMinn and Mr. Kapadia provide for an initial term of one year with automatic renewal each year thereafter unless terminated by either us or them. In the event we do not renew Dr. Shapiro’s, Dr. McMinn’s or Mr. Kapadia’s employment at the end of their employment term, such named executive officer is terminated by us without cause, as defined in the employment agreement, or they resign with good reason, as defined in the employment agreement, such named executive officer will be entitled to receive (i) 12 months of their base salary (paid in a single lump sum in the case of Dr. Shapiro and in accordance with regular payroll for Dr. McMinn and Mr. Kapadia) and (ii) continuation of participation in our group health and/or dental plan and the payment of his or her premiums for 12 months (or the cost of COBRA coverage for such period) for such named executive officer and their dependents covered under our group health and/or dental plan prior to termination. In the event that Dr. Shapiro, Dr. McMinn or Mr. Kapadia does not renew their employment at the end of the employment term, is terminated for cause, is terminated due to death or disability, or terminates their employment without good reason, such named executive officer will not be entitled to severance payments unless mutually agreed upon in writing.

If we do not renew the employment of Dr. Shapiro, Dr. McMinn or Mr. Kapadia at the end of their respective employment terms, such named executive officer is terminated by us without cause or they resign with good reason, all of such named executive officer’s equity awards and stock options that would have vested within one year of the termination date will vest upon effectiveness of a release of claims in our favor and all vested stock options will be exercisable for up to one year from the effective date of termination unless the stock plan pursuant to which the option is granted requires earlier termination.

In the event of the termination of Dr. Shapiro’s, Dr. McMinn’s or Mr. Kapadia’s employment, in anticipation of, and/or within 12 months following, a change in control (i) by us because we do not renew such named executive officer’s employment at the end of the employment term, (ii) by us without cause or (iii) by such named executive officer for good reason, such named executive officer will be entitled to receive (a) an amount equal to 12 months of their then-current monthly base salary payable as a single lump sum and (b) continuation of participation in our group health and/or dental plan and the payment of their premiums for 12 months (or the cost of COBRA coverage for such period) for such named executive officer, their spouse and any dependents covered under our group health and/or dental plan prior to termination. In such instances of termination, all of such named executive officer’s unvested equity awards and stock options will, upon effectiveness of a release of claims in our favor, become fully vested and all of their vested stock options will be exercisable for a period of one year following the effective date of termination unless the stock plan pursuant to which the option is granted requires earlier termination.

In the event that either Dr. Shapiro, Dr. McMinn or Mr. Kapadia is terminated for cause or such named executive officer terminates their employment without good reason, all unvested equity awards and stock options granted will immediately be forfeited and all vested options will be exercisable for up to 90 days following termination unless the stock plan pursuant to which the option is granted requires earlier termination.

Receipt of the severance benefits described above is conditioned upon Dr. Shapiro, Dr. McMinn or Mr. Kapdaia, as the case may be, entering into a release of claims with us and the release becoming effective and irrevocable within 60 days after termination. Dr. Shapiro, Dr. McMinn and Mr. Kapadia have acknowledged and agreed that the timing of payments may be modified by us to comply with Section 409A of the Code.

To the extent that we are required to implement a clawback policy for the incentive compensation paid to executive officers based on erroneous data contained in an accounting statement pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Dr. Shapiro, Dr. McMinn and Mr. Kapadia’s employment agreements contemplate that the terms of such policy will be incorporated into their employment agreement, provided that such policy applies to the other executive officers of our company.

Under the employment agreements of Dr. Shapiro, Dr. McMinn and Mr. Kapadia, “cause” for termination shall be deemed to exist upon (a) a good faith finding by us that (i) the named executive officer has engaged in material dishonesty, willful misconduct or gross negligence, (ii) the named executive officer has materially breached the employment agreement, or (iii) the named executive officer has breached or threatened to breach his or her invention, non-disclosure and non-solicitation agreement, and has failed to cure such conduct or breach within 30 days after their receipt of written notice from us, or (b) the named executive officer’s conviction or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony. Under the employment agreements, “good reason” is defined as a material change in duties, position, responsibilities or reporting requirements, a relocation of the named executive officer’s place of employment by more than 50 miles from their principal residence or place of employment immediately prior to such change or our material breach of the employment agreement.

Lisa Bright

In October 2016, Ms. Bright entered into the Bright-IPEL Employment Agreement with IPEL.

The term of the Bright-IPEL Employment Agreement will continue until it is either terminated by Ms. Bright or us by giving six months’ written notice. In the event Ms. Bright’s employment is terminated by us without equity cause or by Ms. Bright for equity good reason, we shall provide Ms. Bright with cash severance equal to (a) a payment equal to 12 months of her base salary and either continue to provide her benefits (comprising car allowance, pension contributions, private medical insurance and life assurance but not bonus or other benefits) or the value thereof to which Ms. Bright was entitled for a 12 month period, less (b) any payment made by way of payment in lieu of notice, less (c) any salary paid or benefits provided in relation to any period during which she is placed on garden leave.

If Ms. Bright terminates her employment for equity good reason (as defined in the Bright-IPEL Employment Agreement) or if she is terminated by us without equity cause, all time-based unvested stock options and other equity awards that would have otherwise vested within one year of Ms. Bright’s termination shall vest, and Ms. Bright shall have until the earlier of the expiration date of the option or one year from her date of termination to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination. In the event that Ms. Bright is terminated for equity cause or she terminates her employment without equity good reason, or if she is terminated by reason of disability, all unvested equity awards and stock options will immediately be forfeited and all vested options will be exercisable for up to 90 days following termination unless the stock plan pursuant to which the option is granted requires earlier termination.

In the event of the termination of Ms. Bright’s employment is in anticipation of, and/or within 12 months following, a change in control, all of Ms. Bright’s time-based unvested equity awards and stock options will immediately become fully vested and all of her vested stock options will be exercisable for a period of one year following the effective date of termination, unless the provisions contained in the 2012 Plan require earlier termination in connection with a liquidation or sale of the our company.

Under the Bright-IPEL Employment Agreement, “equity cause” for termination shall be deemed to exist upon (a) a good faith finding that (i) Ms. Bright has engaged in material dishonesty, willful misconduct or gross negligence, (ii) Ms. Bright has breached or threatened to breach an agreement between herself and us related to intellectual property, non-disclosure or non-solicitation of our employees or customers,

(iii) Ms. Bright has materially breached the Agreement and failed to cure such breach within thirty (30) days after receipt of written notice of such breach from us, or (iv) Ms. Bright’s conviction or entry of nolo contendere to any crime involving fraud, bribery, embezzlement or any other criminal offense. Under the Bright-IPEL Employment Agreement, “equity good reason” is defined as a material diminution in duties, position, responsibilities or reporting requirements other than as specified in the agreement, a relocation of Ms. Bright’s place of employment by more than 50 miles, or our material breach of the agreement.

Barbara Duncan

In January 2016, we announced the planned departure of Ms. Duncan from her role as our chief financial officer and treasurer. In accordance with such planned departure, in February 2016, we entered into the Duncan Transition Agreement. Pursuant to the terms of the Duncan Transition Agreement, Ms. Duncan served as our chief financial officer until June 30, 2016 and served as our chief accounting officer until September 30, 2016. We refer to the date of her separation as the separation date and the period of her employment as the employment period. During the employment period, Ms. Duncan received her annual base salary and participated in our benefit plans and programs. Ms. Duncan was also eligible for a prorated bonus for 2016 equal to 50% of her prorated 2016 salary. Additionally, from the separation date through October 2, 2017, which period we refer to as the consulting period, Ms. Duncan has agreed to provide consulting services to us on an as-requested basis. Compensation for the consulting period will be paid to Ms. Duncan at a rate of $500 per hour (to a maximum of $40,000 per month even if working in excess of 80 hours in such month) upon presentation of invoices in a form reasonably acceptable to us.

In consideration of Ms. Duncan’s release of any claims against us, Ms. Duncan will be entitled to the following severance and other benefits following the end of her consulting period: (i) annual base salary paid monthly for 12 months, which payments will be delayed six months in compliance with Section 409A of the Internal Revenue Code; (ii) a lump sum payment of 50% of such base salary; and (iii) reimbursement for the employer portion of the premiums for COBRA coverage for Ms. Duncan and her dependents under our company’s subsidized health benefits for a period of 12 months following the separation date or earlier if Ms. Duncan ceases to be eligible for COBRA, or chooses not to elect such coverage. Ms. Duncan will also be entitled to the following in relation to her equity awards: (a) continued vesting of options until the end of her consulting period, or initial vesting date, and accelerated vesting for all unvested time-based options that were scheduled, by their terms, to vest on or before one year following the end of her consulting period, or the extended vesting date; (b) all unvested performance based options shall be extended through the initial vesting date but will only become vested to the extent that performance targets are satisfied during that time; and (c) restricted stock and restricted stock units will continue to vest through the initial vesting date, and all unvested restricted stock and restricted stock units that were scheduled, by their terms, to vest on or before the extended vesting date, will be accelerated; and (d) if there is a change in control as defined in the respective award agreements, before the end of her consulting period such that the change in control is effective within three months following the conclusion of her consulting period, any unvested options, shares of restricted stock and restricted stock units will be accelerated.

Non-Competition, Confidential Information and Assignment of Inventions Agreements

Dr. Pruzanski is a party to a non-competition and non-solicitation agreement with us, which prevents him from competing with us or soliciting our employees or independent contractors during his employment and for a one-year period thereafter. In addition, each of our named executive officers has also entered into an agreement that contains provisions relating to confidential information, non-solicitation and assignment of inventions. Among other things, these provisions obligate each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and soliciting our employees and to assign to us any inventions conceived or developed during the course of employment.

2016 Fiscal Year Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to our named executive officers during 2016. All equity awards in 2016 were issued under our 2012 Plan.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Mark Pruzanski	2/11/2016		23,300		—	$2,196,957
	2/11/2016			30,500	$94.29	$1,608,449
David Shapiro	2/11/2016		7,800	—	—	$735,462
	2/11/2016			10,200	$94.29	$537,908
Barbara Duncan	2/11/2016		6,200		—	$584,598
	2/11/2016			8,100	$94.29	$427,162
Rachel McMinn	2/11/2016		6,700	—	—	$631,743
	2/11/2016			8,800	$94.29	$464,077
Lisa Bright	2/11/2016		7,800	—	—	$735,462
	2/11/2016			10,200	$94.29	$537,908
Lisa Bright	11/14/2016	(3)	293	—	—	$44,753
Sandip Kapadia	7/1/2016		15,000	—	—	$2,195,400
	7/1/2016			18,000	$146.36	$1,559,019

(1)	Equal to the closing market price of our common stock on the date of grant.
(2)	The amounts in the “Grant Date Fair Value of Option Awards” column reflect the grant date fair value of option and restricted stock awards granted in 2016 calculated in accordance with ASC 718.
(3)	Shares received from the vesting of performance awards upon the satisfaction of the relevant performance criteria.

2016 Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase our common stock and vesting of stock awards held by each of our named executive officer during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Pruzanski	50,987	7,642,724	14,574	2,165,728
David Shapiro	2,700	295,758	5,002	743,240
Barbara Duncan	—	—	4,196	623,283
Rachel McMinn	—	—	3,003	433,564
Lisa Bright	—	—	4,665	646,279
Sandip Kapadia	—	—	—	—

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table shows grants of restricted stock units or awards, stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended December 31, 2016 to each of our named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($/share)	Option Expiration Date	Number of Stock Units That Have Not Vested (#)(1)		Market Value of Stock Units That Have Not Vested ($)(2)
Name	Exercisable	Un-exercisable
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Mark Pruzanski	—	—		9.83	7/18/2016
	—	—		9.83	9/18/2018
	90,039	—		8.67	8/16/2020
	34,404	—		8.67	10/13/2021
	46,158	—		21.50	11/16/2022
	61,241	—		31.90	5/7/2023
	1,354	—		31.90	5/7/2023
	4,180	1,553	(5)	266.01	4/11/2024
	11,465	11,466	(9)	266.01	4/11/2024
	15,597	16,953	(10)	161.16	10/01/2025
	—	30,500	(14)	94.29	2/11/2016
	—	—		—	—	481	(4)	52,261
	—	—		—	—	1,486	(6)	159,498
	—	—		—	—	8,494	(11)	922,873
	—	—		—	—	23,300	(15)	2,531,545
David Shapiro	2,235	—		8.67	10/13/2021
	7,136	—		21.50	11/16/2022
	21,812	469	(3)	31.90	5/7/2023
	1,338	497	(5)	266.01	4/11/2024
	4,127	4,128	(9)	266.01	4/11/2024
	6,277	6,823	(10)	161.16	10/01/2025
		10,200	(14)	94.29	2/11/2026
	—	—		—	—	187	(4)	20,318
	—	—		—	—	470	(6)	51,066
	—	—		—	—	2,897	(11)	314,759
	—	—		—	—	7,800	(15)	847,470
Barbara Duncan	19,520	—		9.82	5/18/2019
	6,940	—		8.67	8/16/2020
	13,413	—		8.67	10/13/2021
	8,365	—		21.50	11/16/2022
	14,406	469	(3)	31.90	5/7/2023
	1,338	497	(5)	266.01	4/11/2024
	3,325	3,325	(9)	266.01	4/11/2024
	5,079	5,521	(10)	161.16	10/01/2025
	—	8,100	(14)	94.29	2/11/2026
	—	—		—	—	187	(4)	20,318
	—	—		—	—	470	(6)	51,066
	—	—		—	—	2,278	(11)	247,505
	—	—		—	—	6,200	(15)	673,630

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($/share)	Option Expiration Date	Number of Stock Units That Have Not Vested (#)(1)		Market Value of Stock Units That Have Not Vested ($)(2)
Name	Exercisable	Un-exercisable
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Rachel McMinn	4,003	2,001	(7)	264.12	4/30/2024
	3,233	3,234	(9)	264.12	4/30/2024
	5,079	5,521	(10)	161.16	10/01/2025
	—	8,800	(14)	94.29	2/11/2026
	—	—		—	—	1,846	(8)	200,568
	—	—		—	—	2,278	(11)	247,505
	—	—		—	—	6,700	(15)	727,955
Lisa Bright	5,329	4,903	(12)	155.00	11/24/2024
	5,420	5,419	(9)	155.00	11/24/2024
	6,445	7,005	(10)	161.16	10/01/2025
	—	10,200	(14)	94.29	2/11/2026
	—	—		—	—	4,193	(13)	455,569
	—	—		—	—	2,925	(11)	317,801
	—	—		—	—	7,800	(15)	847,470
Sandip Kapadia	—	18,000	(16)	146.36	7/1/2026
	—	—		—	—	15,000	(17)	1,629,750

(1)	Represents either restricted stock awards or restricted stock units, or RSUs. Each RSU represents the contingent right to receive one share of common stock upon vesting of the unit. All restricted stock awards and RSUs were granted under the 2012 Plan.
(2)	Computed in accordance with SEC rules as the number of unvested restricted stock awards or RSUs multiplied by the closing market price of our common stock at the end of the 2015 fiscal year, which was $149.35 on December 31, 2015 (the last business day of the 2015 fiscal year). This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value that may be recognized. The actual value (if any) to be realized by the officer depends on whether the restricted stock awards or RSUs vest and the future performance of our common stock.
(3)	Shares underlying the options vest pro rata on a monthly basis through January 1, 2017, subject to the terms and conditions of the award and the 2012 Plan.
(4)	The remainder of the shares underlying the RSUs vest pro rata on a quarterly basis through January 1, 2017, subject to the terms and conditions of the award and the 2012 Plan.
(5)	The remainder of the shares underlying this option vest pro rata on a monthly basis through January 1, 2018, subject to the terms and conditions of the award and the 2012 Plan.
(6)	The remainder of the shares underlying the restricted stock awards vest pro rata on every subsequent three-month anniversary of the initial vesting date through January 1, 2018, subject to the terms and conditions of the award and the 2012 Plan.
(7)	The remainder of the shares underlying this option vest pro rata on a monthly basis through April 30, 2018, subject to the terms and conditions of the award and the 2012 Plan.
(8)	25% of the shares underlying these restricted stock awards vested on April 30, 2015, and the remainder of the shares underlying the restricted stock awards vest pro rata on each three-month anniversary thereof through April 30, 2018, subject to the terms and conditions of the award and the 2012 Plan.
(9)	The shares underlying this option to purchase common stock vest upon the achievement of certain regulatory milestones related to OCA at future dates.
(10)	25% of the shares underlying this option vested on January 1, 2016, and the remainder of the shares underlying this option vest pro rata on a monthly basis through January 1, 2019, subject to the terms and conditions of the award and the 2012 Plan.

(11)	25% of the shares underlying these restricted stock awards vested on January 1, 2016, and the remainder of the shares underlying the restricted stock awards vest pro rata on each three-month anniversary thereof through January 1, 2019, subject to the terms and conditions of the award and the 2012 Plan.
(12)	25% of the shares underlying this option vested on November 24, 2015, and the remainder of the shares underlying this option vest pro rata on a monthly basis through November 24, 2018, subject to the terms and conditions of the award and the 2012 Plan.
(13)	25% of the shares underlying these restricted stock awards vested on November 24, 2015, and the remainder of the shares underlying the restricted stock awards vest pro rata on every subsequent three-month anniversary of the initial vesting date through November 24, 2018, subject to the terms and conditions of the award and the 2012 Plan.
(14)	25% of the shares underlying this option vested on January 1, 2017, and the remainder of the shares underlying this option vest pro rata on a monthly basis through January 1, 2020, subject to the terms and conditions of the award and the 2012 Plan.
(15)	25% of the shares underlying these restricted stock awards vested on January 1, 2017, and the remainder of the shares underlying the restricted stock awards vest pro rata on each three-month anniversary thereof through January 1, 2020, subject to the terms and conditions of the award and the 2012 Plan.
(16)	25% of the shares underlying this option vested on July 1, 2017, and the remainder of the shares underlying this option vest pro rata on a monthly basis through July 1, 2020, subject to the terms and conditions of the award and the 2012 Plan.
(17)	25% of the shares underlying these restricted stock awards vested on July 1, 2017, and the remainder of the shares underlying the restricted stock awards vest pro rata on each three-month anniversary thereof through July 1, 2020, subject to the terms and conditions of the award and the 2012 Plan.

Potential Payments Upon Termination or Change in Control

The following tables set forth information regarding potential payments that each named executive officer who was serving as an executive officer as of December 31, 2016 would have received if the named executive officer’s employment had terminated as of December 31, 2016 under the circumstances set forth below. See “Narrative Disclosure to Summary Compensation Table” for a narrative description of the compensation to which any of our named executive officers would be entitled to upon termination.

The value of stock options with accelerated vesting represents the value of unvested stock options, calculated by multiplying the number of shares subject to the accelerated portion of the option by the amount (if any) by which $108.65, the closing market price of our common stock on December 30, 2016, exceeds the exercise price of such option. The value of RSUs and restricted stock grants is calculated by multiplying the number of shares subject to acceleration by $108.65, the closing price of our common stock on December 30, 2016.

Barbara Duncan Departure

Ms. Duncan served as our Chief Financial Officer and Treasurer until July 2016. Ms. Duncan then served as of Chief Accounting Officer until September 2016, when she ceased to be employed with us. See “— Narrative Disclosure to Summary Compensation Table” for more information relating to severance arrangements made to Ms. Duncan.

Non-Renewal by Company or Termination Without Cause or For Good Reason Without Change in Control

Name	Cash Payment	Value of Equity Accelerated	Other Benefits
Mark Pruzanski	1,176,572	7,130,908	28,751
David Shapiro	545,758	1,214,425	20,084
Sandip Kapadia	449,568	1,061,449	29,595
Rachel McMinn	475,045	1,319,421	17,193
Lisa Bright	506,225	1,608,040	—

Termination Due to Disability Without Change in Control

Name	Cash Payment	Value of Equity Accelerated	Other Benefits
Mark Pruzanski	752,885	7,130,908	28,751
David Shapiro	56,458	—	—
Sandip Kapadia	24,568	—	—
Rachel McMinn	42,445	—	—
Lisa Bright	6,813	—	—

Termination Due to Death Without Change in Control

Name	Cash Payment	Value of Equity Accelerated	Other Benefits
Mark Pruzanski	77,885	7,130,908	—
David Shapiro	56,458	—	—
Sandip Kapadia	24,568	—	—
Rachel McMinn	42,445	—	—
Lisa Bright	6,813	—	—

Non-Renewal by Company or Termination Without Cause or For Good Reason Upon Change in Control

Name	Cash Payment	Value of Equity Accelerated	Other Benefits
Mark Pruzanski	2,275,261	7,130,908	57,502
David Shapiro	545,758	2,505,167	20,084
Sandip Kapadia	449,568	3,188,767	29,595
Rachel McMinn	475,045	2,534,358	17,193
Lisa Bright	506,225	3,379,899	—

Director Compensation

The following table sets forth the compensation we paid to our non-employee directors during 2016.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)(4)	Option Awards(3)(5)	Total
Srinivas Akkaraju, M.D., Ph.D.(6)(8)	$57,782	$170,713	$137,677	$366,172
Luca Benatti, Ph.D.(6)(8)	57,776	170,713	137,677	366,166
Daniel Bradbury(7)(8)	17,851	333,303	275,354	626,507
Paolo Fundaro(6)(8)	69,433	170,713	137,677	377,882
Keith Gottesdiener, M.D.(7)(8)	11,000	333,303	275,354	619,656
Gino Santini(6)(8)	54,460	170,713	137,677	362,849
Glenn Sblendorio(6)(8)	63,546	170,713	137,677	371,935
Jonathan T. Silverstein	50,022	—	—	50,022
Klaus Veitinger, M.D.	44,419	—	—	44,419
Daniel Welch(6)(8)	54,159	170,713	137,677	362,549

(1)	Dr. Pruzanski has been omitted from this table because he received no compensation for serving on our board of directors. Dr. Pruzanski’s compensation as President and Chief Executive Officer for 2016 is detailed in “— Summary Compensation Table” above. Mr. Bradbury and Dr. Gottesdiener joined our board of directors in July 2016. Mr. Silverstien and Dr. Veitinger left the service of our board of directors in July 2016 upon the completion of our 2016 annual meeting of stockholders.
(2)	Includes the annual retainer paid to each director.

(3)	The amounts in these columns represent the aggregate grant date fair value of stock awards and option awards granted to the director during 2016 computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to our consolidated financial statements in our annual report on Form 10-K filed with the SEC on March 1, 2017 for a discussion of assumptions made by us in determining the grant date fair value of our equity awards.
(4)	During the year ended December 31, 2016, the above-listed directors received restricted stock awards for the following number of shares of our common stock: Dr. Akkaraju (1,204); Dr. Benatti (1,204); Mr. Bradbury (2,407); Mr. Fundaro (1,204); Dr. Gottesdiener (2,407); Mr. Santini (1,204); Mr. Sblendorio (1,204); and Mr. Welch (1,204). The restricted stock grants in 2016 to our outside directors were made under the 2012 Plan.
(5)	During the year ended December 31, 2016, we granted to our non-employee directors options to purchase common stock at an exercise price of $145.22 per share in the following amounts: Dr. Akkaraju (1,598); Dr. Benatti (1,598); Mr. Bradbury (3,196); Mr. Fundaro (1,598); Dr. Gottesdiener (3,196); Mr. Santini (1,598); Mr. Sblendorio (1,598); and Mr. Welch (1,598). The option grants in 2016 to our outside directors were made under the 2012 Plan.
(6)	All of the shares of common stock underlying the options and restricted stock awards will vest in July 2017, subject to the terms and conditions of the 2012 Plan; provided, however, that if the 2017 annual meeting of stockholders is held prior to the one year anniversary date from the grant, the equity grants will vest as of the close of business on the day immediately preceding such annual meeting date. The grants will vest in full immediately prior to a change in control of our company.
(7)	All of the shares of common stock underlying the options and restricted stock awards will vest annually over three years on the anniversary date the director was first elected or appointed to our board of directors, subject to the terms and conditions of the 2012 Plan and our non-employee director compensation policy; provided, however, if the next subsequent annual stockholder meeting date (starting from the annual stockholder meeting date in the year after the initial equity grants are made) is held prior to the anniversary in that year, the annual vesting for such year will occur on the day immediately preceding the date of the annual stockholder meeting date in such year, subject to the non-employee director’s continued service on our board. The grants will vest in full immediately prior to a change in control of our company.
(8)	As of December 31, 2016, our directors and former directors had outstanding options to purchase common stock and outstanding restricted stock units or awards as set forth below:

Name	Stock Options	Restricted Stock
Srinivas Akkaraju, M.D., Ph.D.	6,504	1,204
Luca Benatti	2,117	1,355
Daniel Bradbury	—	—
Paolo Fundaro	10,754	1,204
Keith Gottesdiener, M.D.	—	—
Gino Santini	1,167	2,071
Glenn Sblendorio	2,117	1,355
Jonathan Silverstein	15,237	—
Klaus Veitinger, M.D., Ph.D.	9,977	—
Daniel Welch	1,167	2,071

All directors are eligible to receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors, and our non-employee directors are also eligible to receive reimbursement, upon approval of the board of directors or a committee thereof, for reasonable out-of-pocket expenses incurred in connection with attendance at various conferences or meetings with our management.

In April 2017, our board of directors adopted a revised non-employee director compensation policy. Pursuant to the revised policy, our non-employee directors will receive the following cash compensation for service on our board of directors and our board committees effective as of the date of adoption:

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair	Annual Retainer Amount for Other Members
Board of Directors	$80,000	$50,000
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000
R&D Committee	$10,000	$5,000

In addition, our non-employee directors who have served on our board of directors for at least six months prior to an annual meeting of stockholders will receive options to purchase common stock and shares of restricted stock based on the following valuations:

Stock Options	Restricted Stock
$163,616	$173,587

The equity grants will vest on the one-year anniversary of the date of grant, subject to the non-employee director’s continued service on our board of directors; provided, however, that if the next subsequent annual meeting of stockholders is held prior to the one year anniversary date from the grant, the equity grants shall vest as of the close of business on the day immediately preceding such annual meeting date, subject to the non-employee director’s continued service on our board. The grants will vest in full immediately prior to a change in control of our company.

Newly appointed non-employee directors will be granted a non-qualified stock option under the 2012 Plan to purchase shares of our common stock equivalent to $369,823 in value and shares of restricted stock equivalent to $323,638 in value. The grant will be made automatically and without any action on the part of our board of directors on the first annual meeting of stockholders immediately following the appointment of the new non-employee director; provided, however, that if the new non-employee director is initially elected at an annual meeting, the date of grant will be the annual meeting date upon which the non-employee director was initially elected to our board of directors. The equity grants will vest annually over three years on the anniversary of the date the non-employee director was first elected or appointed to our board of directors, subject to the non-employee director’s continued service on our board of directors; provided, however, if the next subsequent annual meeting date (starting from the annual meeting date in the year after the initial equity grants are made) is held prior to the anniversary date in that year, the annual vesting for such year will occur on the day immediately preceding the date of the annual meeting in such year, subject to the non-employee director’s continued service on our board of directors. The grants will vest in full immediately prior to a change in control of our company.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	1,552,597	(1)	$93.14	1,531,504	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	1,552,597		93.14	1,531,504

(1)	Consists of options to purchase 192,982 shares of common stock under our 2003 Stock Incentive Plan, or 2003 Plan, and options to purchase 1,138,028 shares of common stock and RSUs and restricted stock awards for 221,587 shares of common stock under our 2012 Plan.
(2)	Consists of shares available under our 2012 Plan, as no shares are available under our 2003 Plan. Our 2012 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year. The annual increase in the number of shares shall be equal to the lowest of: (i) 1,211,533 shares of our common stock; (ii) 4% of the number of shares of our common stock outstanding as of such date; and (iii) an amount determined by our board of directors or compensation committee. On January 1, 2017, pursuant to the evergreen provision, the number of available shares under the 2012 Plan was increased by 993,558 shares.

Compensation Committee Interlocks and Insider Participation

Since July 2016, our compensation committee has been composed of Dr. Akkaraju and Messrs. Santini and Welch. Klaus Veitinger also served on our compensation committee in 2016 before his departure from our board of directors in July 2016. No member of our compensation committee during fiscal 2016 has at any time been an officer or employee of ours. None of our executive officers serves as a member of another entity’s board of directors or compensation committee, or other committee serving an equivalent function that has one or more executive officers serving as a member of our board of directors or compensation committee.

Risk Considerations in Our Compensation Program

Our compensation committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) if certain conditions are not satisfied. Qualified “performance-based compensation” is not subject to the deduction limitation if specified requirements are met. The compensation committee is informed about the tax deductibility and accounting treatment of compensation when making its compensation determinations. The compensation committee’s general policy is to develop and maintain compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment, which may include payments that might not be deductible if the compensation committee believes they are in the best interests of our company and our stockholders.

REPORT OF AUDIT COMMITTEE

The audit committee of the board of directors has furnished the following report:

The audit committee assists the board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the board, which is available in the “Investors” section of our website at www.interceptpharma.com. This committee reviews and reassesses our charter annually and recommends any changes to the board for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of KPMG LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2016, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management and KPMG LLP, our independent registered public accounting firm;
•	Discussed with KPMG LLP the matters required to be discussed in accordance with PCAOB standards; and
•	Received written disclosures and the letter from KPMG LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP communications with the audit committee and the audit committee further discussed with KPMG LLP their independence.

The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the audit committee’s review of the audited financial statements and discussions with management and KPMG LLP, the audit committee recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

In 2016, the audit committee reviewed KPMG LLP’s work relating to our annual and quarterly financial statements, along with KPMG LLP’s work relating to our public offering completed in 2016. Based on KPMG LLP’s performance, the audit committee recommends that our stockholders ratify the appointment of KPMG LLP as our auditors for fiscal 2017.

Members of the Audit Committee

Glenn Sblendorio, Chairperson
Daniel Bradbury
Gino Santini

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of the reports furnished to us and written representations that no other reports were required, during the fiscal year 2016, all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis, except for the following Forms 4 which were inadvertently filed late: Form 4 of Lisa Bright filed on November 17, 2016 reporting the issuance of shares of common stock on November 14, 2017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in “Executive and Director Compensation,” since January 1, 2016, we have engaged in the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders, had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Some of our directors are affiliated with our principal stockholders as indicated in the table below:

Director	Affiliation with Principal Stockholder
Paolo Fundaro	Mr. Fundaro is the chief financial officer of Genextra S.p.A., which is one of our principal stockholders.

Indemnification

Pursuant to our restated bylaws, we indemnify our directors and our executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us. We have also purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction shall be entered into prior to the completion of these procedures.

The audit committee or its chair, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.

ELECTION OF DIRECTORS

(Proposal 1)

Upon recommendation of the nominating and governance committee, the board of directors has nominated Srinivas Akkaraju, M.D., Ph.D., Luca Benatti, Ph.D., Daniel Bradbury, Paolo Fundaro, Keith Gottesdiener, M.D., Mark Pruzanski, M.D., Gino Santini, Glenn Sblendorio and Daniel Welch for election at the annual meeting. If they are elected, they will serve on our board of directors until the 2018 annual meeting of stockholders and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of the nominees listed above. If any nominee should be unable or unwilling to serve on our board of directors, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in that nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted FOR each nominee at the meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF SRINIVAS AKKARAJU, M.D., PH.D., LUCA BENATTI, PH.D., DANIEL BRADBURY, PAOLO FUNDARO, KEITH GOTTESDIENER, M.D., MARK PRUZANSKI, M.D., GINO SANTINI, GLENN SBLENDORIO, AND DANIEL WELCH AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION, OR “SAY-ON-PAY”

(Proposal 2)

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive Officer and Director Compensation” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the compensation committee and our board of directors with respect to the year ended December 31, 2016. As we describe in the Compensation Discussion and Analysis section, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our short- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Intercept Pharmaceuticals, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our board of directors (or any committee thereof), create or imply any change to the fiduciary duties of us or our board of directors (or any committee thereof), or create or imply any additional fiduciary duties for us or our board of directors (or any committee thereof). However, our compensation committee and our board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The audit committee of our board of directors has appointed KPMG LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2017. Although stockholder approval of the appointment of KPMG LLP is not required by law or NASDAQ rules, our audit committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this appointment. KPMG LLP audited our financial statements for the fiscal year ended December 31, 2016, and has served as our auditors since 2008. We expect that representatives of KPMG LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2016 and December 31, 2015, and fees billed for other services rendered by KPMG LLP during those periods.

(in thousands)	2016	2015
Audit fees	$1,061	$829
Audit related fees	—	—
Tax fees	128	25
All other fees	—	—
Total	$1,189	$854

Audit fees include fees associated with the annual audit, review of our quarterly reports on Form 10-Q, consents related to filings with the SEC, statutory audits, and KPMG LLP’s work in connection with our financing activities. Tax fees include tax compliance, preparation of state and federal income tax returns, preparation of sales tax returns, and certain other tax consulting services.

Auditor Independence

The audit committee has determined that the provision of services rendered above is compatible with maintaining KPMG LLP’s independence. All audit related, tax and other services are required to be pre-approved by the audit committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the following year’s audit, management submits an aggregate of services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. We generally do not request such services from our independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging our independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its meetings.

In the event the stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the audit committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

The audit committee regularly evaluates the performance of KPMG LLP. In 2016, our audit committee reviewed KPMG LLP’s work relating to our annual and quarterly financial statements, along with KPMG LLP’s work relating to our public offering completed in 2016. Based on KPMG LLP’s performance relating to our annual and quarterly financial review and their performance relating to our financing activities in 2016, our audit committee recommends that our stockholders ratify the appointment of KPMG LLP as our auditors for fiscal 2017.

We expect a representative of KPMG LLP to attend the Annual Meeting either in person or via teleconference. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

CODE OF CONDUCT AND ETHICS

We have adopted a global code of business conduct that applies to all of our employees, including our chief executive officer and chief financial and accounting officer. The text of the global code of business conduct is posted in the “Investors” section of our website at www.interceptpharma.com. Disclosure regarding any amendments to, or waivers from, provisions of our global code of business conduct that apply to our directors, principal executive officer and principal financial officer will be included in a Current Report on Form 8-K within four business days following the date of such amendment or waiver, unless posting on our website or the issuance of a press release of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market.

OTHER MATTERS

The board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2018 annual meeting of stockholders, we must receive stockholder proposals (other than for director nominations) no later than January 5, 2018. To be considered for presentation at the 2018 annual meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than February 27, 2018 and no later than March 29, 2018; provided, however, that if the 2018 annual meeting date is more than 30 days before or 30 days after the anniversary of the 2017 annual meeting date, notice must be delivered by the stockholder not earlier than the close of business on the 120th day prior to the 2018 annual meeting and not later than the close of business on the later of (i) the 90th day prior to the 2018 annual meeting and (ii) the close of business on the tenth day following the day on which public announcement of the date of the 2018 annual meeting is first made by us. Proposals that are not received in a timely manner will not be voted on at the 2018 annual meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, Intercept Pharmaceuticals, Inc., 10 Hudson Yards, Floor 37, New York, NY 10001.

New York, NY
May 1, 2017

INTERCEPT PHARMACEUTICALS, INC.

Annual Meeting of Stockholders

JUNE 27, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on June 27, 2017

The Proxy Statement and Annual Report for 2016 are available at
http://www.interceptpharma.com/proxy.html

INTERCEPT PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Mark Pruzanski and Sandip Kapadia, or either of them, with full power of substitution, as proxy to represent and vote all shares of Common Stock, par value $0.001 per share, of Intercept Pharmaceuticals, Inc. (the “Company”), which the undersigned will be entitled to vote if personally present at the Annual Meeting of the Stockholders of the Company to be held on June 27, 2017, at 9:00 a.m. ET at the New York office of WilmerHale LLP, located at 7 World Trade Center, 250 Greenwich Street, New York, NY 10007, upon matters set forth in the Notice of 2017 Annual Meeting of Stockholders and Proxy Statement dated May 1, 2017, a copy of which has been received by the undersigned. Each share of Common Stock is entitled to one vote. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted as directed. If no direction is made, the proxy shall be voted FOR the election of the listed nominees as directors, FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers, and FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017 and, in the case of other matters that legally come before the meeting, as said proxy(s) may deem advisable.

Please check here if you plan to attend the Annual Meeting of Stockholders on June 27, 2017 at 9:00 a.m. (ET). ☐

(Continued and to be signed on Reverse Side)

VOTE ON INTERNET
Go to http://www.interceptpharma.com/proxy.html and
log-on using the below control number.

CONTROL #

VOTE BY MAIL
Mark, sign and date your proxy card and return it
in the envelope we have provided.

VOTE IN PERSON
If you would like to vote in person, please attend the
Annual Meeting to be held on June 27, 2017 at
9:00 a.m. ET.

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

Annual Meeting Proxy Card — Common Stock

DETACH PROXY CARD HERE TO VOTE BY MAIL

The Board of Directors recommends you vote FOR each director nominee:

(1)	Election of Directors:

☐ FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES STRIKE A LINE THROUGH THE NOMINEES’ NAMES BELOW:

01 Srinivas Akkaraju	02 Luca Benatti	03 Daniel Bradbury
04 Paolo Fundaro	05 Keith Gottesdiener	06 Mark Pruzanski
07 Gino Santini	08 Glenn Sblendorio	09 Daniel Welch

The Board of Directors recommends you vote FOR the following proposal:

(2)	To approve, on an advisory basis, the compensation of our named executive officers:

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

The Board of Directors recommends you vote FOR the following proposal:

(3)	To approve a proposal to ratify the Board’s appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017:

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

Date	Signature	Signature, if held jointly

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

To change the address on your account, please check the box      ☐
At right and indicate your new address.